As filed with the Securities and Exchange Commission on May 12, 2023

Registration No.  267534

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARTEMIS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2844	81-1417774
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Eliezer Vardinon St.,
Petach Tikva, Israel 4959507
+972-77-407-4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

18 East 16th Street, Suite 307
New York, NY 10003
(646) 233-1454
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Telephone: (212) 660-5000 Facsimile: (212) 660-3001

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1/A (File No. 333-267534) (the “Registration Statement”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission (the “SEC”) on January 4, 2023, to include the information contained in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 31, 2023, as amended on April 6, 2023 and May 3, 2023. The Registration Statement originally was filed to register 15,232,243 shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) to be sold, from time to time, by the selling stockholders identified in this prospectus (the “Prospectus”).

We are not selling any shares of common stock under the Prospectus and will not receive any proceeds from the sale of Common Stock to be offered by the selling stockholders. See “Use of Proceeds” as contained in the Prospectus. We are registering the sale of these shares of common stock to satisfy registration rights we have granted to the selling stockholders.

The information included in this filing updates the Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement

Subject to completion, dated May 12, 2023

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

ARTEMIS THERAPEUTICS INC.

15,232,243  SHARES OF COMMON STOCK

The selling stockholders named in this prospectus are offering 15,232,243 shares of common stock, par value $0.01 (the “Common Stock”) of Artemis Therapeutics, Inc. (the “Company”). We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of Common Stock to be offered by the selling stockholders. See “Use of Proceeds.” We are registering the sale of these shares of common stock to satisfy registration rights we have granted to the selling stockholders.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders named in this prospectus (the “Selling Stockholders”). If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering and for registering these shares of Common Stock. The Selling Stockholders will pay no offering expenses, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders.

Our Common Stock is quoted on the OTC Pink Open Market under the symbol “ATMS”. On May 11, 2023, the last reported bid price of our Common Stock was $0.298 per share. There is a limited public trading market for our Common Stock. You are urged to obtain current market quotations for the Common Stock.

As of the date of this prospectus, our Common Stock is subject to quotation on the OTC Pink Open Market (“OTC Pink”) operated by the OTC Markets Group, Inc. Until such time as our Common Stock is quoted on the OTCQB Venture Market (“OTCQB”) or listed on any national securities exchange or automated interdealer quotation system, the common shares covered by this prospectus will be sold by the Selling Stockholders from time to time at a fixed price of $1.30 per share, representing the average of the high and low prices as reported on the OTC Pink on December 19, 2022. If and when our Common Stock is regularly quoted on the OTCQB or is listed on any national securities exchange or automated interdealer quotation system, the Selling Stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023.

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context indicates otherwise, as used in this prospectus, the terms “Manuka,” “the Company,” “we,” “our,” and “us” refer to Artemis Therapeutics, Inc., a Delaware corporation and its subsidiary Manuka Ltd., a limited liability company organized under the laws of the State of Israel.

PROSPECTUS SUMMARY

This summary highlights certain information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial data and related notes. You should carefully read the documents incorporated by reference herein, which are described under “Where You Can Find More Information”.

THE COMPANY

Company Overview

Until January 10, 2019, we were engaged in the development of agents for the prevention and treatment of severe and potentially life-threatening infectious diseases. On January 10, 2019, we received a notice regarding the immediate termination of a certain license agreement, dated May 31, 2016 (the “License Agreement”), executed by and between the Company, Hadasit Medical Research Services and Development Ltd. (“Hadasit”) and the Hong Kong University of Science and Technology R and D Corporation Limited (“RDC”). We relied primarily on the License Agreement with respect to the development of Artemisone, our lead product candidate and a clinical-stage synthetic artemisinin derivative with antiviral and antiparasitic properties. Upon the termination of the License Agreement, the Company ceased having an operating business.

From January 10, 2019 until June 30, 2022, we had no business operations and have been classified as a “shell” company, as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On March 6, 2022, we signed a Share Exchange Agreement, as amended (the “Share Exchange Agreement”), with Manuka Ltd., a limited liability company organized under the laws of the State of Israel, having an office for the transaction of business at 3 Eliezer Vardinon St., Petach Tikva, 4959507, Israel (“Manuka”), pursuant to which Manuka became our wholly owned subsidiary. As the shareholders of Manuka Ltd. received the largest ownership interest in the Company, Manuka Ltd. was determined to be the “accounting acquirer” in the reverse recapitalization. As a result, the historical financial statements of the Company were replaced with the financial statement of Manuka Ltd. for all periods presented, except for the adjustments to reflect the legal capital of the Company. The transactions contemplated by the Share Exchange Agreement closed on June 30, 2022 (the “Closing”) and following the Closing, we adopted the business of Manuka. Pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding shares of Manuka (the “Manuka Shares”) from Manuka’s shareholders in exchange for an aggregate amount of 33,791,641 shares of our Common Stock of and 110,000 shares of our Series D Preferred stock (convertible into 66,000,000 shares of our Common Stock) (collectively, the “Consideration Shares”), such that Manuka’s shareholders held, immediately following the closing, eighty-nine percent (89%) of our issued and outstanding share capital (including and assuming the full conversion of the Series D Preferred stock).

In addition, on June 30, 2022, we entered into various debt forgiveness agreements with various existing stockholders, including Tonak Ltd. (formerly our largest shareholder), for the forgiveness of n aggregate of $306,117 in outstanding debt in exchange for the issuance of 3,031,567 shares of our Common Stock. On June 30, 2022, we entered into various warrant exchange agreements for the exchange of certain warrants to purchase shares of our Common Stock, originally issued in October 2017, in exchange for an aggregate of 2,342,802 shares of our Common Stock. On June 30, 2022, we entered into several debt forgiveness agreement and warrant exchange agreements, including: (i) a debt forgiveness agreement with Cutter Mill Capital LLC, pursuant to which we agreed to issue 894,169 shares of our Common Stock. We also agreed to register all such shares of Common Stock issued to Cutter Mill Capital LLC, within the earlier of 60 days following the closing date of the Share Exchange Agreement (provided, however that in the event we have not cleared comments with the SEC with respect to this filing relating to the transactions contemplated by the Share Exchange Agreement, such date shall be 90 days following the date if the agreement) and the date that we file its next registration statement, and agreed to obtain effectiveness within 90 days (or 120 days in the event of a full review by the SEC); (ii) a debt forgiveness agreement with Tonak Ltd., pursuant to which we agreed to issue 1,573,582 shares of our Common Stock; (iii) a debt forgiveness agreement with Hadasit Medical Research Services and Development Ltd., pursuant to which we agreed to issue 95,256 shares of our Common Stock; (iv) warrant exchange agreements with Globis Capital Partners, LP and Globis International Investments LLC, pursuant to which we agreed to issue 1,585,682 and 616,654 shares of our Common Stock, respectively; (v) warrant exchange agreements with Brian M. Culley and Amiad Solomon, pursuant to which we agreed to issue to each 220,233 shares of our Common Stock; and (vi) an option exchange agreement with Chanan Morris, pursuant to which we agreed to issue to each 780,934 shares of our Common Stock.

Since its inception, Manuka’s business activities primarily consisted of distributing Mānuka honey imported from New Zealand, developing and distributing supplements aimed at the beauty and skincare markets and, developing and manufacturing skincare products based on New Zealand’s Mānuka honey and bee venom, among other natural ingredients. All three segments of Manuka’s products are to be marketed and sold solely on our websites. Manuka’s skincare products are manufactured in Israel.

Manuka was organized under the laws of the State of Israel in March 2020. Manuka is a company with a limited operating history and may contend with risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets, including capital and growth expectations as well as fluctuations in operating results and revenues. Manuka’s current products are marketed and sold solely on its website in Israel, www.bmanuka.co.il, and to be marketed and sold globally at www.bmanuka.com.

Corporate Information

Our mailing address is Manuka Ltd, 3 Eliezer Vardinon St., Petach Tikva, Israel 4959507, and our telephone number is +972-77-407-4700. Our Israeli web site address is www.bmanuka.co.il, and our prospective global web site address is www.bmanuka.com. The content of our website shall not be deemed incorporated by reference in this prospectus.

The Company’s Common Stock is not listed on any national stock exchange but is quoted on the OTC Pink under the symbol “ATMS.” Our management endeavors to establish a public trading market for our Common Stock on the OTCQB or other trading systems. Currently our trading volume is limited and we are subject to the Alternative Reporting Standard of the OTC Pink. Until such time as our Common Stock is quoted on the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Common Shares covered by this prospectus will be sold by the Selling Stockholders from time to time at a fixed price of $1.30 per share, representing the average of the high and low prices as reported on the OTC Pink on December 19, 2022.

THE OFFERING

This prospectus relates to the sale, from time to time, by the Selling Stockholders identified in this prospectus of up to 15,232,243 shares of Company’s Common Stock, consisting of: (i) 2,936,311 shares of Common Stock issued to certain stockholders in connection with several debt forgiveness agreements with the Company in consideration of a debt forgiveness; (ii) 780,934 shares of Common Stock issued to certain stockholders in connection with an option exchange agreement; (iii) 2,642,802 shares of Common Stock issued to certain stockholders in connection with several warrant exchange agreements; and (iv) 8,872,196 shares of Common Stock of certain stockholders.

We are registering the sale of these shares (the “Resale Shares”) to satisfy registration rights we have granted to the Selling Stockholders. The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. The Selling Stockholders will pay no offering expenses, but all selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. We will not receive any proceeds from the sale of Common Stock to be offered by the Selling Stockholders.

Common Stock Offered by the Selling Stockholders:	Up to 15,232,243 shares of Common Stock.

Common Stock Currently Issued and Outstanding:	112,033,909

Use of Proceeds:
The Selling Stockholders will receive all of the proceeds from the sale of our Common Stock in this offering. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See “Use of Proceeds.”

Risk Factors:
An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Our Common Stock is subject to quotation on OTC Pink under the symbol “ATMS”. There is a volatile and limited trading market for our securities.

Listing
We have applied for quotation on the OTCQB. Until such time as our Common Stock is quoted on the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the shares covered by this prospectus will be sold by the Selling Stockholders from time to time at a fixed price of $1.30 per share, representing the average of the high and low prices as reported on the OTC Pink on December 19, 2022. If and when our Common Stock is regularly quoted on the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Except as otherwise indicated, the number of shares of our Common Stock outstanding after this offering is based on 112,033,909 shares of Common Stock currently issued and outstanding as of May 12, 2023 and assumes no exercise, settlement or termination of any outstanding stock options, stock appreciation rights, restricted stock awards or other stock-based awards.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to management’s current view with respect to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Such forward-looking statements may include projections with respect to market size and acceptance, revenues and earnings, marketing and sales strategies, and business operations. Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	sales of our products;

●	the size and growth of our product market;

●	our limited operating history and inability to effectively grow our business;

●	our developing and manufacturing capabilities;

●	supply disruption;

●	our entering into certain partnerships with third parties;

●	obtaining required regulatory approvals for sales or exports of our products;

●	our marketing plans;

●	our expectations regarding our short- and long-term capital requirements;

●	the effect of COVID-19 on our business;

●	our outlook for the coming months and future periods, including but not limited to our expectations regarding future revenue and expenses; and

●	information with respect to any other plans and strategies for our business.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” for additional risks that could adversely impact our business and financial performance.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all the risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

RISK FACTORS

An investment in our Common Stock is speculative and illiquid and involves a high degree of risk, including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our Common Stock. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our Common Stock could decline, and you could lose all or a substantial portion of the money that you pay for our Common Stock. The risks and uncertainties described below are not the only ones we are facing. Additional risks and uncertainties not presently known to us or that we deem immaterial may also impair our business operations or financial condition. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to our Business and Industry

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Manuka was organized in Israel in March 2020. Because our operating company has a limited operating history, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. For us, these risks include:

•	risks that we may not have sufficient capital to achieve our growth strategy;

•	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

•
risks related to the ability for us to attract, enter into or maintain contracts with customers, partners and other third parties, including health food chains, retail outlets and other online distributers;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these, and other risks, described in this section. If we do not successfully address these risks, our business would be significantly harmed.

Our future success depends on our ability to develop, receive FDA and other similar regulatory approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner, and if we do not do so, our results of operations will suffer.

It is important to our business that we continue to build a pipeline of product offerings for the treatment skin conditions and cosmetic improvements to remain competitive. Consequently, our success will depend in part on our ability to develop or acquire and introduce new products. However, we may be unable to successfully maintain our regulatory clearance for existing products, or develop, obtain and maintain regulatory clearance or approval for product enhancements, or new products, or these products may not be accepted by clinicians who financially support many of the procedures performed with our products.

If we do not develop new products or product enhancements in time to meet market demand, if there is insufficient demand for these products or enhancements, or if competitors introduce new products with enhanced functionalities that are superior to those of ours, then our results of operations will suffer.

Failure to comply with the MoH and any other applicable foreign governmental regulatory agency, and failure of our suppliers and manufacturers to provide foreign laboratory tests for licensing requirements in Israel and to provide any other applicable confirmations to the MoH or FDA or any other regulatory authority, could cause us to lose the ability to market and sell our products which will disrupt our business and adversely affect our operations and revenues.

We rely, and expect to continue to rely, on third-party manufacturers to produce our products that require an import license from the MoH (the “MoH License”), as well as other regulatory requirements associated with sale and marketing of our products in Israel and in the United States, which requires our suppliers and manufacturers to provide foreign laboratory tests and other confirmations. A failure of our third-party manufacturers to maintain their licenses and of our ability to obtain satisfactory laboratory tests and other confirmations from our suppliers and manufacturers, may disrupt our business which may result in an adverse effect on our operations and revenues.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

We believe that our reputation in the skincare industry is of significant importance to the success of our business. A well-recognized brand is critical to increasing our customer base and, in turn, increasing our revenue. Since the skincare industry is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which could be difficult and expensive. To build, maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as cost-effective marketing campaigns to increase brand recognition and awareness in a highly competitive market.

We will continue to conduct various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations could be adversely affected.

Ineffective internal controls could impact our business and financial results. We identified material weaknesses in our internal control over financial reporting as of December 31, 2022.

Management has concluded that, because of material weaknesses in internal control over financial reporting, our internal control over financial reporting and our disclosure controls and procedures were not effective as of December 31, 2022. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements would not be prevented or detected on a timely basis. If we fail to remediate these material weaknesses in our internal controls, or after having remediated such material weaknesses, thereafter fail to maintain the adequacy of our internal control over financial reporting or our disclosure controls and procedures, we could be subjected to regulatory scrutiny, civil or criminal penalties or stockholder litigation, the defense of any of which could cause the diversion of management’s attention and resources, we could incur significant legal and other expenses, and we could be required to pay damages to settle such actions if any such actions were not resolved in our favor. Moreover, we may be the subject of negative publicity focusing on these material weaknesses and we may be subject to negative reactions from stockholders and others with whom we do business.

Due to the competitive market in which we operate, we may not be able to successfully find, enter into and maintain contracts with customers, partners and other third parties, including health food and convenience stores’ chains, retail outlets and online distributers (“Retail Customers”) to sell and market our products, which may negatively impact our revenues and business success.

Our revenues and business success may be limited to the strength of our relationships and our ability to find, enter into and maintain contracts with customers, partners and other third parties, including health food and convenience stores’ chains, retail outlets and online distributers to continue to sell and market our products. We do not have long term contracts with any Retail Customers and sales to our Retail Customers are generally on an order-by-order basis and are subject to rights of cancellation and rescheduling by the customer. If we cannot fill our Retail Customers’ orders in a timely manner, the sales of our products, and our relationships with those customers, may suffer, which could have a material adverse effect on our product sales and ability to grow our product lines and our business. In addition, we compete directly with our Retail Customers by selling our products to consumers via our website on the internet. If our Retail Customers believe that our direct sales to consumers divert sales from their stores, this may weaken our relationships with such customers and cause them to reduce purchases of our products.

If our Retail Customers will be unable or unwilling to fulfil their obligations or decide to terminate their relations with us could have a material adverse effect on our business, financial condition and results of operations. In addition, such problems may require us to find new Retail Customers or other third-party service providers, and there can be no assurance that we would be successful in finding alternatives that third-party Retail Customers or other distributers would meet our standards and business interests or goals which may negatively impact our revenues and business success.

Our reliance on distributors, retailers and other third-parties could affect our ability to efficiently and profitably distribute and market our products, maintain sales in our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and other third-parties strategically positioned to serve those areas. Most of our distributors, retailers and other third-parties sell and distribute competing products, and our products may represent a small portion of their businesses. The success of our distribution network will depend on the performance of the distributors, retailers, and other third-parties in our network. There is a risk they may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other companies who have greater resources than we do. To the extent that our distributors, retailers and other third-parties are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and other third-parties will depend on a number of factors, some of which are outside our control. Some of these factors include:

•	the level of demand for our brands and products in a particular distribution area;

•	our ability to price our products at levels competitive with those of competing products; and

•	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and other third-parties.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We have incurred losses since our inception.

To date we have generated minimal revenues. We cannot give assurances that we will continue to generate revenues or income in the future.

To date, we have financed our operations primarily through marketing and sales, the sale of equity securities, shareholders loans and short-term credit. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Skincare product development is a speculative undertaking and involves a substantial degree of risk. With respect to our current products and future products (in the pure honey market), we are in early developments of our penetration to the global market. Even if we obtain regulatory approval to market our products, our future revenue will depend upon the size of any markets in which our products may receive approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors, and adequate market share for our product candidates in those markets.

We expect to continue to incur expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if we:

•	continue our research and preclinical and clinical development of our products;

•	advance our programs into more expensive clinical studies;

•	initiate additional preclinical, clinical, or other studies for our product candidates;

•	change or add additional manufacturers or suppliers;

•	seek regulatory and marketing approvals for our product that successfully complete regulatory approvals;

•	establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

•	make milestone or other payments under any license agreements;

•	seek to maintain, protect, and expand our intellectual property portfolio;

•	seek to attract and retain skilled personnel;

•	create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts; and

•
experience any delays or encounter issues with any of the above, including but not limited to failed studies, complex results, safety issues, or other regulatory challenges that require longer follow-up of existing studies, additional major studies, or additional supportive studies in order to pursue marketing approval.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.

We have had marginal revenues since inception. Our costs may grow quicker than our revenues, which may negatively affect our potential profitability.

We have experienced net losses and have generated marginal revenues since our inception. We expect our expenses to continue to increase in the future as we expand our product offerings and hire additional personnel.  We do not anticipate generating significant revenues until we successfully develop, commercialize and sell our proposed products, of which we can give no assurance. Our expenses may be greater than we anticipate which would have a negative impact on our results of operations and our ability to invest in expansion of our business such that may negatively affect our profitability. We are unable to determine when we will generate significant revenues, if any, from the sale of any of such products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We plan to rely on proprietary formulas, including unpatented know-how, to maintain our competitive position. We will seek to protect these proprietary secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Moreover, to the extent we enter into such agreements, any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed. In general, any loss of trade secret protection or other unpatented proprietary rights could harm our business, results of operations and financial condition.

Manuka may need additional financing to accomplish our business and strategic plans.

The funds we have on hand may not be adequate to develop our current business plan. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, we will have to approach our business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund our growth, borrowing money from lenders or elsewhere or to take other actions to attempt to provide funding. We cannot guarantee that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. We are at our early stages, have limited capital and have not yet generated cash from operations. We raised funds from an outside investor, which is not sufficient to fund our operation for the period of twelve months from the date of approval of the financial statements, which raises substantial doubts as to our ability to continue as a going concern. Management plans to raise funds from potential investors. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or that any such funding will provide the Company with sufficient funds to meet its objectives.

We will need to raise additional financing to support the manufacturing of our products but we cannot be sure we will be able to obtain additional financing on terms favorable to us when needed. If we are unable to obtain additional financing to meet our needs, our operations may be adversely affected or terminated.

It is highly likely that we will need to raise significant additional capital in the future. Our current financial resources are limited and may not be sufficient to finance our operations until we become profitable. It is likely that we will need to raise additional funds in the near future in order to satisfy our working capital and capital expenditure requirements. Therefore, we are dependent on our ability to sell our securities for funds, receive grants or to otherwise raise capital. There can be no assurance that we will be able to obtain financing. Any sale of our Common Stock in the future will result in dilution to existing stockholders and could adversely affect the market price of our Common Stock. Also, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct the development and commercialization of our potential products, which could result in the loss of some or all of your investment in our Common Stock.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our products and use our proprietary formulas without infringing the proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and formulas. Third parties may assert infringement claims against us based on existing proprietary rights that may be granted in the future. If we are found to infringe a third party’s proprietary rights, we could be required to obtain a license from such third party to continue developing and marketing its formulas. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product formulas or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors are able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial strength. Uncertainties resulting from the initiation and continuation of litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Product liability claims could damage our reputation and adversely affect our business.

The design, manufacture and marketing of our products each carry an inherent risk of product liability claims and other damage claims. In addition to the exposure, we may have for defective products, clinicians may misuse our products or use improper techniques, regardless of how well trained, potentially leading to injury and an increased risk of product liability. A product liability or other damages claim, product recall or product misuse could require us to spend significant time and money in litigation, regardless of the ultimate outcome, or to pay significant damages and could seriously harm our business.

If we fail to manage growth or to prepare for product scalability effectively, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. As of December 20, 2022, we had three (3) employees and consultants who provide services on either a full-time or part-time basis. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

Our management team may not be able to successfully implement our business strategies.

If our management team is unable to execute on our business strategies, then our development, including the establishment of revenues and our sales and marketing activities would be materially and adversely affected. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.

If we are unable to retain key executives and other key affiliates, our growth could be significantly inhibited, and our business harmed with a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, of certain personnel. If we lose the services of our senior management, we may not be able to immediately locate suitable or qualified replacements and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

We have a small management team and are particularly dependent on our core management team. Accordingly, our business prospects are dependent on the principal member of our executive team, the loss of whose services could make it difficult for us to manage our business successfully and achieve our business objectives. While we have entered into employment agreements with our executive officer, he could leave at any time, in addition to our other employees and consultants, who are all “at will” employees. Our ability to identify, attract, retain and integrate additional qualified key personnel is also critical to our success. Competition for skilled research, product development, regulatory and technical personnel is intense, and we may not be able to recruit and retain the personnel we need. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop our operations and business.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws, against us or our executive officers and directors, or asserting U.S. securities laws claims in Israel.

None of our directors or executive officers are residents of the United States. Most of our directors’ and executive officers’ assets and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and executive officers and enforcement of judgments obtained in the United States against us or our non-U.S. directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our executive officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our executive officers and directors.

Moreover, among other reasons, including but not limited to fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

We rely on third party suppliers and manufacturers, which could be a barrier and cause supply shortage and interruption that could materially impact our business, and we are dependent on these third parties.

We rely upon third party suppliers and manufacturers, including Chic in Israel and Waitemata Honey Co located in New Zealand, to supply raw materials and our products. A supplier’s failure to supply materials in a timely manner, or to supply its finished products, may harm our ability to manufacture our products cost-effectively or at all, and our revenues and gross margins might suffer.

In addition, any significant interruption, negative changes in the availability or economics of the supply chain or increases in the prices for the ingredients in our products provided by any such third-party suppliers, manufacturers and contractors could materially impact our business, financial condition, results of operations and prospects. Any inability to secure required supplies or to do so on appropriate terms could have a materially adverse impact on our business, financial condition, results of operations and prospects.

We do not control the operational processes of our third-party suppliers and manufacturers with whom we contract and their quality control, quality assurance and the maintenance of records and documentation, and we are dependent on these third parties for our business.

Further, our third-party contract manufacturers may:

•	have economic or business interests or goals that are inconsistent with ours;

•	have economic or business hardship, including COVID-19 pandemic or other global crisis;

•	take actions contrary to our instructions, requests, policies or objectives;

•
be unable or unwilling to fulfill their obligations to comply with applicable regulations, including those regarding the safety and quality of products and ingredients and good manufacturing practices;

•	have financial difficulties;

•	encounter raw material or labor shortages; and

•	encounter increases in raw material or labor costs that may affect our procurement costs.

The occurrence of any of these events, alone or together, could have a material adverse effect on our business, financial condition and results of operations. In addition, such problems may require us to find new manufacturers or other third-party service providers, and there can be no assurance that we would be successful in finding alternatives that third-party suppliers, manufacturers or distributors meeting our standards of innovation and quality.

Underproduction could lead to undercapitalization of market demand.

We may not meet our product development and commercialization milestones. We have several development programs that are in the pre-commercial stage. The success of each formulation development program is highly dependent on its correct interpretation of commercial market requirements, and its translation of those requirements into applicable product specifications and appropriate development milestones. If we have misinterpreted market requirements, or if the requirements of the market change, we may develop a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if we do not meet the required development milestones, our commercialization schedules could be delayed, which could result in potential adverse effects on our business.

Changes in customer expectation in our industry and market may materially affect the results of our operations.

The risk of not meeting our customer expectations may result in a shift in our market shares. Our customers may not be satisfied with the products we deliver, therefore there is a chance that they will choose products offered by our competitors. This may result in low sales revenue and a lower market share.

The future worldwide demand for our current products and our future products is uncertain. Our current products and our future products may not be accepted and may not become commercially successful.

Customers may not perceive the benefits of our products and may be reluctant or unwilling to adopt our products as a treatment option. While we believe that our products are a better alternative to other treatments of certain skin conditions, individuals who are accustomed to using other modalities to treat customers may be reluctant to adopt broad use of our products.

We must grow markets for our products through education and awareness programs. While studies have been done, there may be more to perform, and certainly there will be with new projects. The process of marketing the results of the studies is subject to a peer-review process. Peer reviewers may not consider the results of studies of our products and any future products sufficiently novel or worthy of publication. Failure to have studies of our product accepted may affect adoption of our products.

Increases in the demand for, or the price of, raw materials could hurt our profitability, including with respect to supply chain disruptions.

The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by weather, supply conditions, government regulations, general economic conditions, the COVID-19 pandemic and other global health crisis as well as other unpredictable factors. Increases in the demand for, or the price of, raw materials could hurt our profitability.

Risks Related to The Securities Markets and Investments in Our Common Stock

Our primary shareholder possesses the majority of our voting power, and through this ownership, controls the Company and its corporate actions.

Our primary shareholder and executive officer, Shimon Citron, holds together with his spouse, a stake of 72% of the voting power in the Company. This executive officer, thus, has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. As such, this executive officer has the power to prevent or cause a change in control; therefore, without his consent we could be prevented from entering into transactions that could be beneficial to us. The interests of our executive officers may give rise to a conflict of interest with the Company and our shareholders. For additional details concerning voting power, please refer to the section below entitled “Description of Securities.”

There is a substantial lack of liquidity of our Common Stock and volatility risks, and because there is no active public trading market for our Common Stock, you may not be able to resell your Common Stock.

Our Common Stock is traded on the over-the-counter market with quotations published on the OTC Pink, under the symbol “ATMS”. The OTC Pink is not otherwise regularly quoted on any other over-the-counter market or exchange. The trading volume of the Common Stock historically has been limited and sporadic, and the stock prices have been volatile. As a result of the limited and sporadic trading activity, the quoted price for the Common Stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or the Company itself. In addition, the OTC Pink is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

Sporadic and limited trading volume is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

We intend to apply for the listing of our shares to trade on the OTCQB, an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. This process takes at least 60 days, and the application must be made on our behalf by a market maker. Our Common Stock may be listed or traded only to the extent that there is interest by broker-dealers in acting as a market maker. Despite our best efforts, we may not be able to convince any broker/dealers to act as market-makers and make quotations on OTCQB. If our Common Stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

Furthermore, there is no guarantee that our shares will be listed on the OTCQB or any other “over- the- counter” marketplace. We are currently traded on the OTC Pink. If our securities are not eligible for continued quotation on the OTC Pink, or if a public trading market does grow and develop, purchasers of the shares of Common Stock may have difficulty selling or be unable to sell their securities, rendering their shares effectively worthless and resulting in a partial or complete loss of their investment.

We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. As a result of such trading activity, the quoted price for our Common Stock on the OTC Pink may not necessarily be a reliable indicator of our fair market value. In addition, if our shares of Common Stock cease to be quoted, holders would find it more difficult to dispose of or to obtain accurate quotation as to the market value of, our Common Stock and as a result, the market value of our Common Stock likely would decline.

The market price for our stock may be volatile and subject to fluctuations in response to factors, including the following:

•	The increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the merger may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;

•	announcements of new products or services by us or our competitors;

•	reductions in the market share of our products;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	general technological, market or economic trends;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	additions or departures of key personnel.

Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms and securities institutions may not provide coverage of us because there were no broker-dealers who sold our stock in a public offering that would be incentivized to follow or recommend the purchase of our Common Stock. The absence of such research coverage could limit investor interest in our Common Stock, resulting in decreased liquidity. No assurance can be given that established brokerage firms will, in the future, want to cover our securities or conduct any secondary offerings or other financings on our behalf.

Our Common Stock may not be eligible for listing or quotation on any national securities exchange.

We do not currently meet the initial quantitative listing standards of any national securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange in the future, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Until our Common Stock is listed on a national securities exchange, which event may never occur, we expect that it will continue to be eligible and quoted on the OTC Pink. However, investors may find it difficult to obtain accurate quotations as to the market value of our Common Stock. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over the counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Stock;

•	sales of our Common Stock

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Our Common Stock is subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or the Company itself. In addition, the OTC Pink is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

A decline in the price of our Common Stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our Common Stock could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. A decline in the price of our Common Stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our Common Stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet its obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our Common Stock.

A portion of the outstanding shares of Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of Common Stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four-calendar week rule does not apply to companies quoted on the OTC Pink). A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of Common Stock, may have a depressive effect upon the price of our shares of Common Stock in any active market that may develop.

We do not plan to declare or pay any dividends to our stockholders in the near future.

We have not declared any dividends in the past, and we do not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The requirements of being a public company may strain resources and distract management.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to the business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We may incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on reported results and may even affect reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect reported financial results or the way we conduct business.

“Penny Stock” rules may make buying or selling our Common Stock difficult.

Trading in our Common Stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our Common Stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market price and liquidity of our Common Stock.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus will be sold by the Selling Stockholders. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable Selling Stockholders.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on and trades in the OTC Pink under the symbol of “ATMS”. The OTC Pink operated by the OTC Markets Group, Inc. is a computer network that provides information on current “bids” and “asks”, as well as volume information. The OTC Pink is not an established public trading market into which the Selling Stockholders may offer and sell shares other than at a fixed price. Our Common Stock last traded at $0.298 on May 11, 2023.  Trading in stocks quoted on the OTC Pink is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. Furthermore, quotations on the OTC Pink reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Our management endeavors to establish a public trading market for our Common Stock on the OTCQB or other trading systems. There is no assurance that our Common Stock will trade at any certain market price, as prices for the Common Stock in any public market, which may develop, will be determined in the marketplace, and may be influence by many factors, including the depth and liquidity of that market.

Holders

As of December 14, 2022, there were approximately 90 stockholders. This figure includes an indeterminate number of stockholders who hold their shares in “street name.”

Dividends

We have not paid dividends on our Common Stock since inception, and we do not intend to pay any dividends to our stockholders in the foreseeable future. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions, and other factors the Board of Directors deem relevant.

Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance, and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) covers information pertaining to the Company for the year ended December 31, 2022 and should be read in conjunction with the audited financial statements and related notes of the Company as of and for the year ended December 31, 2022. Except as otherwise noted, the financial information contained in this MD&A and in the financial statements has been prepared in accordance with accounting principles generally accepted in the United States of America. All amounts are expressed in U.S. dollars unless otherwise noted. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Company Overview

We are a beauty company that develops and distributes premium-quality skincare products, that are based on Mānuka honey and bee venom. Our skincare products are manufactured in Israel by our vendor, Chic with Mānuka honey ingredients. We import Mānuka honey from our supplier in New Zealand, Waitemata Honey pursuant to the Supply Agreement. On February 28, 2022, we were granted an import license from the MoH, which allows it to import Mānuka honey from Waitemata Honey.

The skincare product formulas are the intellectual property of Manuka, pursuant to an agreement signed by the Company and Chic on December 14, 2021 (the “Formula Agreement”).

Currently, we operate only in Israel through our online platform www.bmanuka.co.il. Our website and mobile applications currently offer six cosmetic skincare products: “Face Serum with Manuka Honey and Bee Venom”; “Face Serum with enhanced Vitamin C”; “Day Cream”; “Night nourishing Cream”; “Eye Cream”; and “Face Cleanser Gel”. In the future, we plan to expand our business to other markets outside of Israel with the www.bmanuka.com website, which is still under development.

We believe our focus on delivering a compelling value proposition to our clients across all Manuka’s product categories would drive loyalty from clients. We intend to offer a loyalty program, subscription plans and target promotions. As such, Manuka offers frequent promotions, coupons, and gifts with purchase. For example, Manuka is currently developing a new shopping experience, its “try before you buy” experience. Subject to the “try before you buy” plan’s policy, we would offer selected bundles of products, with payment by customers on shipping costs only. Unsatisfied customers would be able to return the products within 14 days for no other costs (including no return fees). Satisfied customers would be charged after 14 days for the full amount of purchase.

We plan to broaden our line of products that is currently focused on Mānuka honey and bee venom skincare market to include the pure Mānuka honey market, based on Mānuka honey from New Zealand. Our current MoH License enables us to develop and include the pure Mānuka honey products to our existing skincare line of products.

TAXES

We have not recorded any income tax benefit for any period from inception to December 31, 2022.

CRITICAL ACCOUNTING POLICIES

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on various factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policy is the most critical for fully understanding and evaluating our financial condition and results of operations.

Stock-Based Compensation

We apply the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for stock-based awards granted to officers and other providers for their services. Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock options as of their grant date. Calculating the fair value of stock-based awards requires that we make subjective assumptions.

Pursuant to ASC 718, we measure stock-based awards granted to employees, members of the board of directors and other providers at fair value on the date of grant and recognize the corresponding stock-based compensation expense of those awards on a straight-line basis over the requisite service period.

The fair value calculation of the option awards requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. Each of the above factors requires us to use judgment and make estimates in determining the percentages and time periods used for the calculation. If we were to use different percentages or time periods, the fair value of option awards could be materially different. We recognize stock-based compensation cost for option awards on an straight line basis over the employee’s requisite service period, net of estimated forfeitures.

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have not paid dividends and does not anticipate paying dividends in the foreseeable future.

Accordingly, no dividend yield was assumed for purposes of estimating the fair value of our stock-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022 COMPARED TO THE PERIOD ENDED DECEMBER 31, 2021

Results of Operations

The following table presents our results of operations for the year ended December 31, 2022 and 2021:

	Year ended December 31	Year ended December 31
	2022	2021
	($ THOUSANDS)	($ THOUSANDS)

Revenues	311	7
Costs of revenues	54	1

Gross profit	257	6

Operating expenses
Sales and marketing	664	66
General and administrative	952	230

Total operating expenses	1,616	296

Operating loss	(1,359)	(290)

Financial expenses/Income, net	4	(39)

Net Loss and Total Comprehensive Loss	(1,355)	(329)

Loss per share:
Basic and diluted net loss per share	(0.01)	(0.00)

Weighted average number of common stocks used in calculation of net loss per Common share:
Basic and diluted	57,058,283	26,139,289

Revenue

Revenues for the year ended December 31, 2022 were $311,000, compared to revenues of $7,000 for the year ended December 31, 2021, an increase of $304,000, or 4,343%. The reason for the increase in revenues was due to the introduction of new products and increased sales of our products. Following our sales efforts in the twelve months ended December 31, 2022, we began to sell more products and increased our repeated customers. We currently sell five new products in addition to our first product.

At the beginning of 2022, we introduced five additional products, as follows: (i) face serum enriched with Vitamin C; (ii) day cream; (iii) night nourishing cream; (iv) eye cream; and (v) a facial cleansing gel. As a result of increasing the array of cosmetic products, from one sole product to a total of six, we have seen a significant increase in revenues and, consequently, an increase in our customer base.

Costs of revenues

Costs of revenues for the years ended December 31, 2022 and 2021 were $54,000 and $1,000, respectively, an increase of $53,000, or 5,300%.  The reason for the increase in cost of revenue was mainly due to an increase in the purchases of raw materials for products following an increase in sales.

Gross profit

Gross profit for the years ended December 31, 2022 and 2021 were $257,000 and $6,000, respectively, an increase of $251,000, or 4,183%. The reason for the increase in gross profit was mainly due to an increase in sales and repeat customers.

Sales and Marketing Expenses

Sales and marketing expenses for the years ended December 31, 2022 and 2021 were $664,000 and $66,000, respectively, an increase of $598,000, or 906%. The increase in our sales and marketing expenses was mainly due to an increase in expenditures relating to media advertising expenses and marketing on online public platforms in support of our efforts to increase our sales and generate new customers.

General and Administrative Expenses

Our general and administrative expenses for the year ended December 31, 2022, which consisted primarily of professional services and salaries, amounted to $952,000, compared to $230,000 for the year ended December 31, 2021, an increase of $722,000, or 314%. The increase in the general and administrative expenses was mainly due to an increase in consultants and professional services expenses paid in connection with the Share Exchange Agreement and share based compensation.

Operating Loss

As a result of the foregoing, our operating loss totalled $1,359,000 for the year ended December 31, 2022, representing an increase of $1,069,000, or 369%, compared to $290,000 for the year ended December 31, 2021.

Financial Income (Expense)

For the year ended December 31, 2022, we had financial income, net of $4,000 compared to a financial expense of $39,000 for the year ended December 31, 2021, a decrease of $43,000, or 110%. The reason for the decrease in financial expenses was due to changes in exchange rates and translation differences.

Net Loss

We incurred a net loss of $1,355,000 for the year ended December 31, 2022 as compared to a net loss of $329,000 for the year ended December 31, 2021, an increase of $1,026,000, or 311.6%. The reason for the increase in net loss is mainly due to the increase in our marketing and sales efforts to increase our sales as well as an increase in consultants and professional services expenses paid in connection with the Share Exchange Agreement and share based compensation.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Since our inception, we have not had significant revenues and have incurred significant operating losses and negative cash flows from our operations. We have funded our operations principally with approximately $501,000 from the issuance of Common Stock, a $177,000 loan from a major stockholder and with $96,000 short-term credits. As of December 31, 2022, we had approximately $55,000 in cash and cash equivalents.

Although we raised funds from an outside investor, such amount is not sufficient to fund our operations for the period of twelve months from the date of approval of the financial statements, which raises substantial doubts as to our ability to continue as a going concern. Management plans to alleviate such doubts are mainly reliant on the following factors: (i) as detailed in our financial reports, one of our major stockholders has committed and will continue to support the Company through December 2023, (ii) we plan to raise capital in the near term, and (iii) based on our current business activity, and according to prior experience, we are expected to increase our sales revenue and become cash positive during the second quarter of 2023. Furthermore, we currently have no obligations for additional support from any other sources such as shareholders, directors, or officers.

The table below presents our cash flows for the periods indicated:

	Year ended December 31
	2022	2021
	($ THOUSANDS)	($ THOUSANDS)
Cash flows from operating activities:
Net loss	(1,355)	(329)
Net cash used in operating activities	(390)	(279)
Cash flows from investing activities:
Net cash used in investing activities	(26)	(27)
Cash flows from financing activities:
Net cash provided by financing activities	-	774
Cash and cash equivalents at beginning of period	471	3

Cash and cash equivalents at end of period	55	471
Non-cash activities:
Intangible assets recognized with corresponding other liability	6	32
Reverse recapitalization effect on equity	(60)	-
Right-of-use asset recognized with corresponding lease liability	-	60
Purchase of property and equipment in credit	-	12

Operating Activities

Net cash used in operating activities was $390,000 for the year ended December 31, 2022, an increase of 40% compared to $279,000 used in operations for the same period in 2021. Cash used in operations increased mainly due to the increase in our operating activities.

Net Cash used in investing activities

Net cash used for investing activities was $26,000 for the year ended December 31, 2022, a decrease of $1,000, or 3.7%, compared to $27,000 for the same period in 2021. Cash used for investing activities decreased mainly due to a decreasing in fixed assets (purchase of property and equipment) during the year ended December 31, 2022.

Net Cash provided by financing activities

Net cash provided by financing activities was $0 for the year ended December 31, 2022, compared to $774,000 net cash provided by financing activities during the same period in 2021. The decrease in financing activities is mainly due to a decrease in short-term bank credits and other loans for working capital.

Financing Arrangements

Since our inception, we have funded our operations primarily through shareholders loans, by our director and CEO, Mr. Citron, in an aggregate amount of $757,000. As of December 31, 2022, our financial arrangements with Mr. Citron includes several loans at an aggregate amount of $236,000. The loans bear no interest and are linked to the Israeli Consumer Prices Index (“CPI”). The repayment date has not been determined.

We expect our expenses to increase significantly in connection with our ongoing operations, particularly as we advance marketing activities to introduce our products to the market and find new markets.

We are still growing and do not know how to estimate our future expenses at this time.

Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through the sales of our securities, milestone payments and other outside funding sources. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market by ourselves. In addition, if we are unable to fund outside sources of funding, our majority stockholders intend to provide us with the necessary financial support to continue our operations.

Seasonality

We currently expect that our business will be subject to seasonal fluctuation. Such estimates of significant portions of net sales and profits to be realized during the fall, winter and spring seasons as well as peaks during seasonal holidays such as Black Friday, Christmas, New Year, and Easter.

BUSINESS

Corporate Overview

Until January 10, 2019, we were engaged in the development of agents for the prevention and treatment of severe and potentially life-threatening infectious diseases. On January 10, 2019, we received a notice regarding the immediate termination of a certain license agreement, dated May 31, 2016 (the “License Agreement”), executed by and between the Company, Hadasit Medical Research Services and Development Ltd. and the Hong Kong University of Science and Technology R and D Corporation Limited. We relied primarily on the License Agreement with respect to the development of Artemisone, our former lead product candidate. Upon the termination of the License Agreement, the Company ceased having an operating business.

From January 10, 2019 through June 30, 2022, we had no business operations and have classified as a “shell” company, as such term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

On March 6, 2022, we signed our Share Exchange Agreement between Artemis Therapeutics, Inc. and Manuka Ltd., pursuant to which Manuka became our wholly owned subsidiary. On the Closing Date, which occurred on June 30, 2022, Artemis acquired all of Manuka Shares from Manuka’s shareholders in exchange for an aggregate amount of 33,791,641 shares of Common Stock of Artemis and 110,000 shares of Artemis’ Series D Preferred stock (convertible into 66,000,000 shares of Artemis’ Common Stock), such that Manuka’s shareholders hold, immediately following the Closing, eighty-nine percent (89%) of Artemis’ issued and outstanding share capital (including and assuming the full conversion of the Series D Preferred stock).

In addition, on June 30, 2022, we entered into various debt forgiveness agreements with various existing stockholders, including Tonak Ltd. (formerly our largest shareholder), for the forgiveness of an aggregate of $306,117 in outstanding debt in exchange for the issuance of 3,031,567 shares of our Common Stock. On June 30, 2022, we entered into various warrant exchange agreements for the exchange of certain warrants to purchase shares of our Common Stock, originally issued in October 2017, in exchange for an aggregate of 2,342,802 shares of our Common Stock. On June 30, 2022, we entered into several debt forgiveness agreement and warrant exchange agreements, including: (i) a debt forgiveness agreement with Cutter Mill Capital LLC, pursuant to which we agreed to issue 894,169 shares of our Common Stock. We also agreed to register all such shares of Common Stock issued to Cutter Mill Capital, within the earlier of 60 days following the closing date of the Share Exchange Agreement (provided, however that in the event we have not cleared comments with the SEC with respect to this filing relating to the transactions contemplated by the Share Exchange Agreement, such date shall be 90 days following the date if the agreement) and the date that we file its next registration statement, and agreed to obtain effectiveness within 90 days (or 120 days in the event of a full review by the SEC); (ii) a debt forgiveness agreement with Tonak Ltd., pursuant to which we agreed to issue 1,573,582 shares of our Common Stock; (iii) a debt forgiveness agreement with Hadasit Medical Research Services and Development Ltd., pursuant to which we agreed to issue 95,256 shares of our Common Stock; (iv) warrant exchange agreements with Globis Capital Partners, LP and Globis International Investments LLC, pursuant to which we agreed to issue 1,585,682 and 616,654 shares of our Common Stock, respectively; (v) warrant exchange agreements with Brian M. Culley and Amiad Solomon, pursuant to which we agreed to issue to each 220,233 shares of our Common Stock; and (vi) an option exchange agreement with Chanan Morris, pursuant to which we agreed to issue to each 780,934 shares of our Common Stock.

Manuka Ltd. was incorporated under the laws of the State of Israel on March 22, 2020. Since its inception, Manuka’s business activities primarily consisted of developing and manufacturing skincare products based on Mānuka honey and bee venom from New Zealand, among other natural ingredients, marketed and sold solely on its website in Israel, www.bmanuka.co.il, and to be marketed and sold globally at www.bmanuka.com.

Manuka’s business activities primarily consisted of distributing Mānuka honey imported from New Zealand, developing and distributing supplements aimed at the beauty and skincare markets and, developing and manufacturing skincare products based on New Zealand’s Mānuka honey and bee venom, among other natural ingredients. All three segments of Manuka’s products are to be marketed and sold solely on its websites. Manuka’s skincare products are manufactured in Israel.

The Company’s Common Stock is not listed on any national stock exchange but is quoted on the OTC Pink under the symbol “ATMS.” Our management endeavor to establish a public trading market for our Common Stock on the OTCQB or other trading systems. Currently our trading volume is limited, and we are subject to the Alternative Reporting Standard of OTC Pink. Until such time as our Common Stock is quoted on the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the shares covered by this prospectus will be sold by the Selling Stockholders from time to time at a fixed price of $1.30 per share, representing the average of the high and low prices as reported on the OTC Pink on December 19, 2022.

Company Overview

Until January 10, 2019, we were engaged in the development of agents for the prevention and treatment of severe and potentially life-threatening infectious diseases. On January 10, 2019, we received a notice regarding the immediate termination of a certain license agreement, dated May 31, 2016 (the “License Agreement”), executed by and between the Company, Hadasit Medical Research Services and Development Ltd. (“Hadasit”) and the Hong Kong University of Science and Technology R and D Corporation Limited (“RDC”). We relied primarily on the License Agreement with respect to the development of Artemisone, our lead product candidate and a clinical-stage synthetic artemisinin derivative with antiviral and antiparasitic properties. Upon the termination of the License Agreement, the Company ceased having an operating business.

From January 10, 2019 until June 30, 2022, we had no business operations and have been classified as a “shell” company, as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Present Business

On March 6, 2022, we signed a Share Exchange Agreement, as amended (the “Share Exchange Agreement”), with Manuka Ltd., a limited liability company organized under the laws of the State of Israel, having an office for the transaction of business at 3 Eliezer Vardinon St., Petach Tikva, 4959507, Israel (“Manuka”), pursuant to which Manuka became our wholly owned subsidiary. As the shareholders of Manuka Ltd. received the largest ownership interest in the Company, Manuka Ltd. was determined to be the “accounting acquirer” in the reverse recapitalization. As a result, the historical financial statements of the Company were replaced with the financial statement of Manuka Ltd. for all periods presented, except for the adjustments to reflect the legal capital of the Company. The transactions contemplated by the Share Exchange Agreement closed on June 30, 2022 (the “Closing”) and following the Closing, we adopted the business of Manuka. Pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding shares of Manuka (the “Manuka Shares”) from Manuka’s shareholders in exchange for an aggregate amount of 33,791,641 shares of our Common Stock of and 110,000 shares of our Series D Preferred stock (convertible into 66,000,000 shares of our Common Stock) (collectively, the “Consideration Shares”), such that Manuka’s shareholders held, immediately following the closing, eighty-nine percent (89%) of our issued and outstanding share capital (including and assuming the full conversion of the Series D Preferred stock).

In addition, on June 30, 2022, we entered into various debt forgiveness agreements with various existing stockholders, including Tonak Ltd. (formerly our largest shareholder), for the forgiveness of an aggregate of $306,117 in outstanding debt in exchange for the issuance of 3,031,567 shares of our Common Stock. On June 30, 2022, we entered into various warrant exchange agreements for the exchange of certain warrants to purchase shares of our Common Stock, originally issued in October 2017, in exchange for an aggregate of 2,342,802 shares of our Common Stock. On June 30, 2022, we entered into several debt forgiveness agreement and warrant exchange agreements, including: (i) a debt forgiveness agreement with Cutter Mill Capital LLC, pursuant to which we agreed to issue 894,169 shares of our Common Stock. We also agreed to register all such shares of Common Stock issued to Cutter Mill Capital LLC, within the earlier of 60 days following the closing date of the Share Exchange Agreement (provided, however that in the event we have not cleared comments with the SEC with respect to this filing relating to the transactions contemplated by the Share Exchange Agreement, such date shall be 90 days following the date if the agreement) and the date that we file its next registration statement, and agreed to obtain effectiveness within 90 days (or 120 days in the event of a full review by the SEC); (ii) a debt forgiveness agreement with Tonak Ltd., pursuant to which we agreed to issue 1,573,582 shares of our Common Stock; (iii) a debt forgiveness agreement with Hadasit Medical Research Services and Development Ltd., pursuant to which we agreed to issue 95,256 shares of our Common Stock; (iv) warrant exchange agreements with Globis Capital Partners, LP and Globis International Investments LLC, pursuant to which we agreed to issue 1,585,682 and 616,654 shares of our Common Stock, respectively; (v) warrant exchange agreements with Brian M. Culley and Amiad Solomon, pursuant to which we agreed to issue to each 220,233 shares of our Common Stock; and (vi) an option exchange agreement with Chanan Morris, pursuant to which we agreed to issue to each 780,934 shares of our Common Stock.

Since its inception, Manuka’s business activities primarily consisted of distributing Mānuka honey imported from New Zealand, developing and distributing supplements aimed at the beauty and skincare markets and, developing and manufacturing skincare products based on New Zealand’s Mānuka honey and bee venom, among other natural ingredients. All three segments of Manuka’s products are to be marketed and sold solely on our websites. Manuka’s skincare products are manufactured in Israel.

Manuka was organized under the laws of the State of Israel in March 2020. Manuka is a company with a limited operating history and may contend with risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets, including capital and growth expectations as well as fluctuations in operating results and revenues. Manuka’s current products are marketed and sold solely on its website in Israel, www.bmanuka.co.il, and to be marketed and sold globally at www.bmanuka.com.

Our Products

Currently, we feature seven facial skincare products based on Mānuka honey and bee venom. All of our products have been granted a license by the Israel Ministry of Health (“MoH”) and are compliant with applicable regulations of the U.S. Food and Drug Administration (“FDA”). These products include:

•
Face Serum with Manuka Honey and Bee Venom. This product supports blurring and reduces skin wrinkles. It regenerates skin cells and gives a young and vital appearance to the skin. The bee venom encourages natural skin revival, boosts production of Collagen, enhances skin elasticity and has healing properties for damages skin cells.

•
Face Serum with Enhanced Vitamin C. The single product without bee venom but with enhanced quantity of Vitamin C. Provides a hearty dose of moisture for a firm skin appearance and reduction of wrinkles.

•
Day Cream. Nourishes the skin, protects, and guards its flexibility. Bee venom contributes to the toning of the skin for a smooth, radiant and healthy appearance, with the addition of hyaluronic acid for restoring skin vitality.

•
Nourishing Night Cream with Manuka Honey and Nee Venom. This product contains a significant number of amino acids, vitamins, and minerals. It also includes bee venom that contributes to the toning of the skin for a smooth, radiant and healthy appearance, with the addition of hyaluronic acid for restoring skin vitality.

•
Eye Cream with Manuka Honey and Bee Venom. This product treats and softens the sensitive area around the eyes. It has properties for nourishing the skin to protect and guard its flexibility. Bee venom contributes to the toning of the skin for a smooth, radiant and healthy appearance, with the addition of hyaluronic acid for restoring skin vitality.

•	Face Cleanser Gel. This is a light and refreshing face cleanser, with Mānuka honey and bee venom.

•	Face Serum. Face serum based on plant stem cells.

Business Mission & Strategy

Our mission is to become a prime online platform that offers a combination of two groups of products, all based on Mānuka honey, as follows:

•	Pure Mānuka honey for direct consumer consumption; and

•	Skincare products based on Mānuka honey and bee venom.

We currently sell and market our products in Israel through our website, www.bmanuka.co.il. We plan to offer our products on a global basis through our global website, www.bmanuka.com, which is still under development.

Our business strategy for commercial sales is intended to be carried out mainly through its online platform and through contracts with leading health food chains and outlets. In September 2022, we started a collaboration with Super-Pharm (Israel) Ltd., one of the leading convenience store chains in Israel, to include our products in their online platform. We have yet to estimate the impact of this new collaboration. We are also planning to work with other third parties, including health food chains retail outlets, and other online distributer for future collaboration. Distribution and marketing of our skincare products and nutraceuticals products would be carried out based on the following practices:

1.
Drive growth across skincare and health enthusiast consumer communities. We intend to target skincare and wellness groups across multiple demographics and shopping behaviors. We believe it can drive customer acquisition across both skincare and wellness enthusiasts and up through advertising on social media platforms, such as Facebook and Instagram as well as on, YouTube, TikTok and Google, thus driving our leadership as a diversity-forward brand.

2.
Deliver world class skincare products based on Manuka honey. Mānuka honey and bee venom that is included in our skincare products are the focus of our value proposition and represents a core differentiator within the market. We engage skincare and wellness clientele to discover the unique ingredients and health benefits of our leading component, Mānuka honey, with a combination focused on innovation and leading trends, differentiation, and exclusivity. We believe that our selection of merchandise and affordable pricing offer a unique shopping experience for our customers.

3.
Digital engagement. Our strategic vision is to build a leading digital experience that engages with our customers through our differentiated products, personalization, convenience, and interactive experiences.

4.
Deliver operational excellence and drive efficiencies. Our strategic vision is to manage end-to-end speed, quality, and efficiency to deliver exceptional customer experiences, while leveraging efficiencies of scale to drive profit improvement.

5.
Invest in talent that drives a winning culture. Leadership, culture, and engagement of our executives are key drivers of our performance. We have an experienced management team that brings a creative and experienced online sales approach and a disciplined operating philosophy to our business.

We believe that skincare is for everyone, regardless of age, size, ability, skin tone, culture, or gender. We strive to provide an environment where every associate feels they can fully contribute, and every client is optimally served, regardless of any differences. Our well-trained associates are highly engaged and deliver a positive and unique customer experience. We continue to expand the depth of our team at all levels and in all functional areas to support our growth.

We will coordinate our infrastructure growth based on future Manuka sales volume and business expansion to the U.S. market, contemporarily with our growth of our Mānuka honey and bee venom skincare market, as well as with our plans to penetrate to the pure Mānuka honey market. We intend to outsource the following services: technology developments, advertising and social media promotions, and public affair services.

Description of Market

Our potential market is consumers who purchase  Mānuka honey and bee venom skincare products on the Internet.

Skincare Products containing both Mānuka Honey and Bee Venom

We operate in a diverse and competitive market of skincare products that is still in its preliminary phase. Based on an October 2022 DataM Intelligence report titled “Manuka Honey Market Size, Share, Opportunities and Forecast, 2022-2029” and a November 2022 Allied Market Research report titled “Manuka Honey Market by Types: Global Opportunity Analysis and Industry Forecast, 2019-2026”,  we believe that there is an increasing interest by the public in healthy and natural skincare products, in general, and particularly in Mānuka honey-based products combined with bee venom. To this end, only a handful of companies engage in producing skincare products based on these two ingredients.

As the skincare market based on Mānuka honey and bee venom is still in its infancy, we believe that a significant opportunity exists for us in this market segment. In Israel, we are currently the sole player in the domestic market for sales of skincare products with Mānuka honey. We plan to further expand to the global Mānuka Honey and Bee Venom market.

Market Opportunities

We believe that the relatively small number of skincare manufacturers that are using the combination of Mānuka honey and bee venom as their leading ingredients offers an opportunity for us to become a player in this market segment. Moreover, we plan to concentrate on the online market, driven by more than 20 years of online marketing experience by our founders. Our skincare products are currently manufactured in Israel by Chic Cosmetic Industries 1987 Ltd. (“Chic”) under the Formula Agreement with Mānuka honey ingredients that are supplied by Waitemata Honey Co. Ltd. (“Waitemata Honey”) pursuant to the supply agreement (the “Supply Agreement”).

Competition

The Mānuka honey and bee venom skincare market is relatively small but is characterized by a rapidly growing pace and intense competition. Any products that we may successfully develop and commercialize may compete with existing and similar products. To mention a few of our competitors that are engaged in producing cosmetic products using Mānuka Honey as a substantial ingredient: Manuka Doctor Ltd. from New Zealand, which also operates in the U.K., in the U.S., in Australia, and Western Europe; ApiHealth NZ Ltd. from New Zealand; Parrs Products Ltd. (d/b/a Wild Ferns) from New Zealand; and Abeeco Ltd., from New Zealand. The cosmetics, fragrances and toiletries market is a highly competitive market, within the segments of our operations. Strong brands and new product launches are important to attract and retain customers. Furthermore, in offering a wide range of categories, our brands compete with several different companies that operate through different distribution channels: direct selling, retail and e-commerce.

Our Marketing Strategy

Marketing and advertising

We would enhance our marketing strategy to increase brand awareness, drive traffic to our website and mobile application. We intend to acquire new clients, improve customer retention, and increase frequency of shopping. We intend to communicate with our clients and prospective customers through multiple vehicles, including digital and social media, and Search Engines Optimization (SEO). These marketing strategies would induce the breadth of our selection of products and services, and special offers. Our developing comprehensive public relations strategy would enhance our reputation for excellent skin-care products, and as a future pure Mānuka honey prestigious distributor. We intend to increase our brand awareness, support our customers, and drive awareness of new products through, among others, publishing articles on leading dailies and magazine by journalists and influencers.

Training and Development

We bring an experienced team with over 20 years of online marketing. We plan on concentrating in internet sales market segment, harnessing our knowledge in online marketing, Search Engine Optimization, and social networks such as Facebook, Instagram, YouTube and TikTok for optimal marketing results.

We plan to build an online marketing and sales management organization to create and implement marketing strategies for any product that we market through our own sales organization and to oversee and support our sales force. The responsibilities of the marketing team would include developing marketing initiatives, a loyalty customer club, and other promotional measures.

For our preliminary entry to the U.S., we are in negotiations with a strategic distributor and contract sales entity to assist in the entry to various leading retail chains in the U.S.

Our success is dependent in part on our ability to attract, train, retain, and motivate qualified associates at all levels of the organization. We are developing a corporate culture that would enable individual website managers to make comprehensive operating decisions, and we consistently reward high performance.

Outside of the United States and potentially Europe, where appropriate, we may elect in the future to utilize strategic partners, distributors, or contract sales forces to assist in the commercialization of our products. In certain instances, we may consider building our own commercial infrastructure.

Seasonality

We currently expect that our business will be subject to seasonal fluctuation. Such estimates of significant portions of net sales and profits to be realized during the fall, winter and spring seasons as well as peaks during seasonal holidays such as Black Friday, Christmas, New Year, and Easter.

Distribution

Our vision is to develop an expanded and optimized end-to-end supply chain from the manufacturer of Mānuka Honey ingredients to the customer of our products with such ingredients, that improves operational efficiency, performance, and customer experience. This includes enhanced systems and processes as well as a modernized distribution center network to support our new e-commerce growth globally. Currently, we operate only a single distribution leased center in the city of Petach Tikva, Israel, that supports our e-commerce demand in the territory of Israel. For this purpose, we are in negotiations with a leading marketing and distribution entity in the U.S. to become both our online and Business-to-Business representative (as our representative for distributing our products in the U.S. health, convenient stores, retail outlets and other online distributers). The initial plan is to, firstly, keep on manufacturing in Israel and send the products to a warehouse and distribution center for domestic sales. The second phase would be to locate a local manufacturer that would manufacture our line of cosmetics to be sold in the U.S.

Information Technology

We depend on a variety of information systems and technologies (including cloud technologies) to maintain and improve our competitive position and to manage the operations of our growing website base. As we expand, our technology plans to also include a company-wide network that would connect all users, websites, and our distribution center infrastructure and provide communications for continual polling of sales and merchandise movement at the website level. We intend to leverage technology infrastructure and systems where appropriate to gain operational efficiencies through more effective use of our systems, people, and processes. We would update the technology supporting our websites, distribution infrastructure, and corporate headquarters on a regular basis. We will contribute funds and efforts to develop and maintain information systems to facilitate growth and enhance our competitive position.

Intellectual Property

We own nine (9) international domain names and seven (7) Israeli domain names. We have an exclusive agreement with Chic that provides that the skincare product formulas are owned by us.

Government Regulation

We currently plan to focus on the Israeli and U.S. markets for our current operating business, the beauty and skincare market.

Israel

Our skincare products are authorized for sale by Israeli MoH.

Furthermore, we received permits for the import and sale of the following cosmetic products in Israel: Manuka Serum with enhanced Vitamin C (valid through November 30, 2025), Manuka Face Cleanser (valid through August 31, 2026), Manuka Day Cream (valid through August 31, 2026), Manuka Eye Cream (valid through August 31, 2026), Manuka Serum (valid through November 30, 2025) and a newly introduced serum based on stem cells.

United States

All of our products are compliant with applicable regulations of the FDA.

Material Agreements

On December 14, 2021, we entered into the Formula Agreement with Chic. Pursuant to the Formula Agreement, Chic shall supply the following services, including: (1) development of specific formulas for products based on specifications received by us (“Formula”); and (2) upon production completion of Formula, the serial production of such products (“Products” and together with the Formula, “Services”). Chic will provide the Services according to work orders issued by us from time to time. We will have the option to purchase specific Formulas from Chic, as described in Appendix A to the Formula Agreement for a certain consideration amount of several thousand dollars per Formula. We may purchase the Formula by a submission of purchase order to Chic for ten (10) years. The agreement bears no royalty payments obligations. We shall own the intellectual property rights of any such Formula. Chic may not provide the Formula developed for us to any other party and may not transfer or disclosure the Formulas to any party unless we approve of it in advance and in writing. Nor may Chic manufacture products developed for us for itself or any other party, even if we do not exercise the option to purchase any of the Formulas. The Formula Agreement contains a choice of venue clause limiting jurisdiction to courts in Tel-Aviv-Jaffa, Israel. The Service Agreement’s term is unlimited, but it may be terminated by either party upon providing a written notice of termination 180-day prior; any such termination shall not detract from the validity of the option to purchase the Formulas.

On July 20, 2021, we entered into a manufacture and sale agreement with Waitemata Honey Direct Ltd. and Waitemata Honey Co Ltd. (jointly referred to as the “Waitemata”) whereby we agreed to purchase Manuka Honey products (the “Honey Products”) from Waitemata and resell them to our customers. Pursuant to the Supply Agreement, we have the right to relabel and sell Honey Products purchased from Waitemata under our own branding and logo, but must include an indication on such labeling that it was manufactured by Waitemata and include Waitemata’s license number from the Unique Manuka Factor Honey Association (“UMFHA”), which will also comply with labeling requirements by the MoH and the certification required by New Zealand’s Ministry of Primary Industries (the “Certification”). We agreed that we would bear the cost of this Certification up to 10,000 New Zealand Dollars, which payment shall be offset from payments due to Waitemata for purchased Honey Products, which are not considered to be material costs. Pursuant to the Supply Agreement, we must make purchase orders from Waitemata, which will include specified information as to, among others, the quantity of Honey Products to be purchase and requested shipment date. The consideration for any purchased Honey Products by us shall be paid to Waitemata according to the price list attached to the Supply Agreement by issuing purchase orders to Waitemata from time to time (with the first few orders with an upfront payment and thereafter with payment upon receipt of orders) in accordance with the pricing consideration specified in Appendix A to the Supply Agreement with Waitemata. The agreement bears no royalty payments obligations. The termination is set for 60-months after the effective date, upon such termination the Supply Agreement shall renew itself automatically for an additional 24- month unless either party provides a written notice of its election not to renew the agreement within 30-days to the end of the term. The Supply Agreement is governed under the laws of New Zealand and jurisdiction is set in Auckland, New Zealand.

Directors, Executives and Employees of Manuka Ltd.

Our subsidiary, Manuka Ltd., is a limited liability company organized under the laws of the State of Israel and has a Board of Directors consisting of two members, Shimon Citron, who also currently serves as our acting Chief Executive Officer, and Mr. Avshalom Shilin, who was appointed by Adler Chomsky Marketing Communication Ltd. (Adler”) and Eyal Chomsky Holdings Ltd (“Eyal”).

Furthermore, under Manuka Ltd.’s Articles of Association, Manuka’s directors were appointed: (i) by its founder, Mr. Shimon Citron, who has the right to appoint two directors; and (ii) by Adler and Eyal who have the right to appoint one director until the later of: (a) December 20, 2023; or (b) the date in which they shall hold less than 10% of Manuka’s issued share capital. In addition, under the SPA, Adler and Eyal also have the right to appoint a director to the Company until the later of: (i) December 20, 2023; or (ii) the date in which they shall hold (together) less than 10% of the Company’s issued share capital. Since the Company is not a party to the SPA, such agreement is not binding the Company. However, we intend to honor it on the parent level.

Currently our executives include two individuals, Shimon Citron, as Chief Executive Officer (“CEO”) and David Dana, as Chief Financial Officer (“CFO”). Manuka also retains Haim Tabak, , who serves as Chief Operating Officer (“COO”) and we intend to sign an employment agreement to retain him in a fulltime role within the next 90 days. The Company plans to hire additional personnel in sales, marketing, and customer support in line with its business growth.

Description of Property

Our principal executive office is currently located at 3 Eliezer Vardinon St., Suite 701, Petach Tikva, Israel. These premises are leased under a lease agreement signed on August 10, 2021 and comprise approximately 85 square meters in size. Manuka does not currently own any properties.

Legal Matters

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. We are not currently a party in any legal proceeding or governmental regulatory proceeding nor are we currently aware of any pending or potential legal proceeding or governmental regulatory proceeding proposed to be initiated against us that would have a material adverse effect on us or our business.

MANAGEMENT

The following table sets forth certain information concerning our current executive officers and directors, their ages, their offices with us, if any, their principal occupations or employment for the past five years, their education and the names of other public companies in which such persons hold directorships as of March 31, 2023.

NAME	AGE	POSITION
EXECUTIVE OFFICERS
Shimon Citron	67	Chief Executive Officer, Director
David Dana	59	Chief Financial Officer
Haim Tabak	75	Chief Operating Officer

Shimon Citron, Chief Executive Officer and Director

Shimon Citron has served as our Chief Executive Officer and Director since our inception in 2020. Mr. Citron has over 25 years of experience in the online marketing field. During this period, Mr. Citron served as Chief Executive Officer of a publicly trading company on the Bulletin Board in the U.S. (including the Chief Executive Officer of EZTD Inc. from 2004 to May 2017). Prior to initiating Manuka Ltd., in year 2017, Mr. Citron became an active shareholder of Maelys Cosmetics Ltd., a leading online brand of skin care products with sales in Israel and in the U.S. While still maintaining a stake in Maelys Cosmetics Ltd., Mr. Citron initiated the establishment of Manuka Ltd. Mr. Citron’s vast commercial, internet advertising and marketing experience as a Chief Executive Officer and director at international private and public companies for over 25 years, which our Board of Directors believes qualifies him to serve as a director.

David Dana, Chief Financial Officer

David Dana is a Certified Public Accountant (ISR) and holds an MBA in Business Administration from Heriot Watt University in the U.K.  Over the last 12 years Mr. Dana has been the owner of CFO4U, an Israeli company providing external financial and accounting services to various companies. From 2013 to 2017, Mr. Dana provided financial services to Riskified Ltd (NYSE: RSKD). Mr. Dana has been providing financial services to Joytunes Ltd. since 2011, to Powtoon Ltd. and Powtoon Limited since 2013, to Tradair Ltd. since 2013, and to Substrata Ltd since 2013. For the past five years Mr. Dana provides a wide range of financial, accounting and business services including outside CFO counsel services to multiple companies through his company, CFO4U. Mr. Dana’s clients in the past five years include start-up companies such as Joytunes Ltd., Powtoon Ltd., Substrata Ltd., Jug Technologies Ltd., Roeto Ltd., and Chekkt Ltd. In July 2022 Mr. Dana was appointed as the Company’s CFO effective from July 26, 2022.

Haim Tabak, Chief Operating Officer, as a consultant

Haim Tabak serves as our Chief Operating Officer since our inception in 2020. Mr. Tabak is a retiree since 2017, following a career of over 20 years as a Chief Operating Officer in a publicly trading company on the Bulletin Board in the U.S., including at Win Gaming Media, Inc. In recent years and since the establishment of Manuka Ltd., Mr. Tabak has been working as an operating advisor and COO.

Family Relationships

There are no family relationships among our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and our other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal period ended December 31, 2022 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed on a timely basis.

CODE OF ETHICS

We currently do not have a code of ethics in place, as we are in the process of revising our preexisting code of conduct and ethics subsequent to the consummation of the merger.

Disclosure regarding the adoption of, any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of any such amendment or waiver.

CORPORATE GOVERNANCE

AUDIT COMMITTEE. Currently, the Board of Directors recommends to retain or terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. We do not currently have any audit committee financial expert on the Board of Directors.

COMPENSATION AND NOMINATING COMMITTEES. The Board of Directors has not established any compensation or nominating committee primarily because the current composition and size of the Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the particulars of compensation paid to our named executive officers for the fiscal years ended December 31, 2022, and 2021. We do not currently have any other executive officers.

Summary Compensation Table (dollars in thousands)

Name and Principal Position	Year	Salary	Bonus	Equity Awards	Option Awards	All Other Compensation		Total (2)
Shimon Citron, CEO	2022	$98	--	--	--	$36	(1)	$134
	2021	--	--	--	--	$49	(1)	$49
Haim Tabak, COO	2022	36	--	--	--	$30		$66
	2021	--	--	--	--	$27		$27
David Dana, CFO (3)	2022	--	--	--	182	$23	(4)	$205
	2021	--	--	--	--	--		--

(1) Represents a management fee.

(2) Aggregated service fees paid in NIS (converted herein to U.S. dollar annual average rate).

(3) Mr. Dana was appointed as CFO in July 2022.

(4) Represents a consulting fee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

As of March 31, 2023, we granted options to our CFO to purchase 370,014 shares of Common Stock of the Company, with an exercise price per share of $0.0624 for a vesting period of 36 months commencing on April 1, 2022, with one third (1/3) of the total number of options vesting on the first anniversary of the Start Date (the “Cliff Date”) and one twelfth (1/12) of the options vesting every three months following the Cliff Date.

On August 22, 2016, we granted 91,528 stock options to Dana Wolf, former consultant and Chief Scientific Officer, effective as of August 23, 2016. Each stock option is exercisable into a share of the Company’s Common Stock of and expires no later than August 23, 2026.

DIRECTOR COMPENSATION

We did not pay any fees to their respective directors for attendance at meetings of the board; however, we may adopt a policy of making such payments in the future. We may reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of March 1, 2023, regarding beneficial ownership of our Common Stock by: (i) each person known to us who beneficially owns more than five percent (5%) of our Common Stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group.

The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

As of March 1, 2023, we had 112,033,909 shares of Common Stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
5% Stockholders:
Chomsky Group	16,819,250	15	%(2)

Executive Officers:
Shimon Citron	80,729,883	72	%(3)
David Dana	-	-%
Haim Tabak
All directors and executive officers as a group (3 Persons)	80,729,883	72%

(1)
Applicable percentage ownership is based on 112,033,909 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of December 20, 2022 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes shared vote of 12,614,868 shares of Common Stock common beneficially held by Adler Chomsky Marketing Communication Ltd. and 4,204,382 shares of Common Stock beneficially held by Eyal Chomsky Holdings Ltd. Address: 50 Menachem Begin St., Tel Aviv 6777682.

(3)
Includes 32,292,193 shares of Common Stock beneficially owned by Mr. Citron’s wife, Mrs. Sigalit Citron and 48,437,690 shares of Common Stock beneficially owned by Mr. Shimon Citron. Address: 19 Haim Bar-Lev St., Tel Aviv 5265368.

Equity Compensation Plan Information

We do not have in effect any compensation plans under which our equity securities are authorized for issuance, and we do not have any outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

During the period from March 2020, (Inception) to December 31, 2020 and the year ended December 31, 2022, Mr. Citron provided the Company with several loans at an aggregate amount of $236 thousands as of December 31, 2022. The loans bear no interest and are linked to the Israeli Consumer Prices Index. The repayment date has not been determined.

Loan Agreements

During the period from March 2020, (Inception) to December 31, 2020 and the year-end December 31, 2022, Mr. Citron provided Manuka Ltd. with several loans at an aggregate amount of $236 thousands as of December 31, 2022. The loans bear no interest and are linked to the Israeli CPI. The repayment date has not been determined. We estimated the value of the benefit as the difference between the interest rate stipulated in the contract and the interest rate commensurate with such loans expected in an arms-length transaction (inclusive adjustment to the size of the loan and the fact that it is unsecured, which our management considers being the best estimate of our interest rate close to the date of receiving loans from the shareholders). Accordingly, as a result of the fact that Mr. Citron’s loans bear no interest and have no maturity date, the tax benefit is determined each year at the beginning of the year, as the discount of the loans at the effective interest rate (determined above) are determined to be approximately 8.85%. The benefit for the period from December 31, 2021, and the year ended December 31, 2022 were $13 thousands and $22 thousands, respectively.

Director Independence

As our Common Stock is currently traded on the OTC Pink, we are not subject to the rules of any national securities exchange which require that a majority of a listed Company’s directors and specified committees of the Board of Directors meet independence standards prescribed by such rules. Nonetheless, none of the directors currently serving on the Board of Directors is an independent director within the meaning of Nasdaq Rule 5605(a)(2).

DESCRIPTION OF SECURITIES

General

After the Closing of the Share Exchange, the Company’s authorized capital stock consists of 150,000,000 shares of capital stock, par value $0.01 per share, of which 200,000 shares are “blank check” preferred stock, par value $0.01 per share, of which 1,000 are designated as Series A Convertible Preferred Stock (of which 453 have been issued and converted to Common Stock) (the “Series A Preferred Stock”), 5,000 are designated as Series B Convertible Preferred Stock (of which none are issued and outstanding) (the “Series B Preferred Stock”), 250 are designated as Series C Convertible Preferred Stock (250 of which have been issued and converted to Common Stock) (the “Series C Preferred Stock”), and 110,000 shares were designated as Series D Convertible Preferred Stock (the “Series D Preferred Stock) and converted to 66,000,000 Common Stock.

Following the Share Exchange, the Company had 45,125,405 shares of Common Stock, 453 shares of Series A Preferred, 250 Series C Preferred, and 110,000 Series D Preferred issued and outstanding. As of January 4, 2023 all issued Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were converted into Common Stock.

Description of Common Stock

Number of Authorized and Outstanding Shares. As of the date hereof the authorized capital stock consists of 150,000,000 shares of capital stock, par value $0.01 per share following an approval of the Board of Directors of the Company on July 25, 2022 to amend to the Company’s  Certificate of Incorporation to increase the Company’s authorized shares of common stock, $0.01 par value per share from 51,000,000 shares of Common Stock to 150,000,000 shares of Common Stock (the “Amendment”), which will become effective on September 8, 2022. On July 27, 2022, stockholders holding a majority of the Company’s voting power approved the Amendment by written consent in lieu of a meeting, in accordance with the Delaware General Corporation Law.

On September 8, 2022, we filed a Certificate of Amendment to our Certificate of Incorporation Secretary of State of the State of Delaware, in connection with the Amendment. As a result, the 110,000 shares of Series D Preferred automatically converted into 66,000,000 shares of our Common Stock.

As of the date hereof, there are 112,033,909 shares of our Common Stock issued and outstanding. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights. The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights.

Dividends. Holders of our Common Stock are entitled to receive proportionally any dividends declared by our board of directors.

Liquidation. In the event of our liquidation or dissolution, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities.

Rights and Preferences. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Company’s Amended Certificate of Incorporation authorizes the issuance of 200,000 shares of “Blank Check” preferred stock, par value $0.01 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time-to-time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. There are 1,000 shares of Series A Preferred Stock authorized and 453 of such shares outstanding held by 1 stockholder (which were converted into 658,506 shares of Common Stock), 250 shares of Series C Preferred Stock authorized and 250 of such shares outstanding held by 1 stockholder (which were converted into 250,000 shares of Common Stock), and 110,000 shares of Series D Preferred authorized and 110,000 of such shares outstanding held by 4 stockholders (convertible into 66,000,000 shares of Common Stock). As of January 4, 2023, all Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were converted into Common Stock.

Transfer Agent. Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed, or other evidence satisfactory to the transfer agent with respect to shares not represented by a certificate. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. Our transfer agent is Pacific Stock Transfer. Their address is 6725 Via Austin Pkwy, Suite 300, Las Vegas, NV 89119. Their website is www.pacificstocktransfer.com.

SELLING STOCKHOLDERS

This prospectus relates to the sale, from time to time, by the Selling Stockholders identified in this prospectus of up to 15,232,243 shares of Company’s Common Stock, consisting of: (i) 2,936,311 shares of Common Stock issued to certain stockholders in connection with several debt forgiveness agreements with the Company in consideration of a debt forgiveness; (ii) 780,934 shares of Common Stock issued to certain stockholder in connection with an option exchange agreement; (iii) 2,642,802 shares of Common Stock issued to certain stockholders in connection with several warrant exchange agreements; and (iv) 8,872,196 shares of Common Stock of certain stockholders.

On March 6, 2022, we signed a Share Exchange Agreement, as amended, with Manuka, pursuant to which Manuka became our wholly owned subsidiary. Following the Closing Date, we adopted the business of Manuka. Pursuant to the terms of the Share Exchange Agreement, we acquired all of the Manuka Shares from Manuka’s shareholders in exchange for an aggregate amount of 33,791,641 shares of our Common Stock of  and 110,000 shares of our Series D Preferred stock (convertible into 66,000,000 shares of our Common Stock), such that Manuka’s shareholders held, immediately following the closing, eighty-nine percent (89%) of our issued and outstanding share capital (including and assuming the full conversion of the Series D Preferred stock).

In addition, on June 30, 2022, we entered into various debt forgiveness agreements with various existing stockholders, including Tonak Ltd. (formerly our largest shareholder), for the forgiveness of an aggregate of $306,117 in outstanding debt in exchange for the issuance of 3,031,567 shares of our Common Stock. On June 30, 2022, we entered into various warrant exchange agreements for the exchange of certain warrants to purchase shares of our Common Stock, originally issued in October 2017, in exchange for an aggregate of 2,342,802 shares of our Common Stock. On June 30, 2022, we entered into several debt forgiveness agreement and warrant exchange agreements, including: (i) a debt forgiveness agreement with Cutter Mill Capital LLC, pursuant to which we agreed to issue 894,169 shares of our Common Stock. We also agreed to register all such shares of Common Stock issued to Cutter Mill Capital, within the earlier of 60 days following the closing date of the Share Exchange Agreement (provided, however that in the event we have not cleared comments with the SEC with respect to this filing relating to the transactions contemplated by the Share Exchange Agreement, such date shall be 90 days following the date if the agreement) and the date that we file its next registration statement, and agreed to obtain effectiveness within 90 days (or 120 days in the event of a full review by the SEC); (ii) a debt forgiveness agreement with Tonak Ltd., pursuant to which we agreed to issue 1,573,582 shares of our Common Stock; (iii) a debt forgiveness agreement with Hadasit Medical Research Services and Development Ltd., pursuant to which we agreed to issue 95,256 shares of our Common Stock; (iv) warrant exchange agreements with Globis Capital Partners, LP and Globis International Investments LLC, pursuant to which we agreed to issue 1,585,682 and 616,654 shares of our Common Stock, respectively; (v) warrant exchange agreements with Brian M. Culley and Amiad Solomon, pursuant to which we agreed to issue to each 220,233 shares of our Common Stock; and (vi) an option exchange agreement with Chanan Morris, pursuant to which we agreed to issue to each 780,934 shares of our Common Stock.

We are registering the shares hereby to satisfy registration rights we have granted to the Selling Stockholders. All of the Resale Shares, when sold, will be sold by these Selling Stockholders. The Selling Stockholders identified in the table below may offer all or part of the Resale Shares from time to time. However, the Selling Stockholder is under no obligation to sell all or any portion of such shares nor is the Selling Stockholder obligated to sell any Resale Shares immediately upon effectiveness of this prospectus.

The term “Selling Stockholders(s)” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Stockholders named in the table below. Other than the relationships described herein, to our knowledge, none of the Selling Stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the Selling Stockholders has held a position as an officer or director of ours, nor has any Selling Stockholder had any material relationship of any kind with us or any of our affiliates, except that certain Selling Stockholders acquired shares of our Common Stock. All information with respect to share ownership has been furnished by the Selling Stockholders, unless otherwise noted. The shares being offered are being registered to permit public secondary trading of such shares and each Selling Stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, other than the relationships described below, none of the Selling Stockholders has any family relationships with our officers, directors or controlling stockholders.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, and includes Common Stocks with respect to which the Selling Stockholders has voting and investment power. The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder based on their ownership of Common Stock as of December 20, 2022.

The third column lists the maximum shares of Common Stock being offered by this prospectus by the Selling Stockholders. The number of shares of Common Stock that may actually be sold by the Selling Stockholders may be fewer than the number of shares of Common Stock being offered by this prospectus

In accordance with the terms of the registration rights of the Selling Stockholders, this prospectus generally covers the resale of at least 15,232,243 shares of Common Stock issued to the Selling Stockholders. The fourth column assumes the sale of all of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus. The notes below the table lists the Selling Stockholders and other information regarding the beneficial ownership of the Common Stocks held by them.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Common Stock Owned Prior to Offering		Maximum Number of Common Stock to be Offered Pursuant to this Prospectus		Number of Common Stock Owned Immediately After Sale of Maximum Number of Common Stock in this Offering
	Number(1)	Percent(2)	Number	Percent	Number(3)	Percent(2)
Jewish Community Foundation of Greater MetroWest NJ(4)	4,101,003	3.66%	4,101,003	3.66%	-	-
Harmony (H.A) Investments Ltd.(5)	2,711,069	2.42%	2,711,069	2.42%	-	-
Nadav Kidron(6)	1,176,636	1%	1,176,636	1%	-	-
Shimon Citron(7)	48,437,690	72%	1,000,000	* %	47,437,690	71%
Sigalit Citron(8)	32,292,193	72%	1,000,000	* %	31,292,193	71%
Globis Capital Partners, LP(9)	1,585,682	- *	1,585,682	*	1,585,682	-
Chanan Morris(10)	780,934	- *	780,934	*	780,934	-
Globis International Investments LLC(11)	616,654	- *	616,654	*	616,654	-
Adler Chomsky Marketing Communications Ltd.(12)	12,614,868	15%	500,000		12,114,868	14%
Eyal Chomsky Holdings Ltd.(13)	4,204,382	15%	500,000		3,704,382	14%
Zavit Holding(14)	385,461	*	385,461	*	385,461	-
Israel Alfassi(15)	278,460	*	278,460	*	278,460	-
Brian M. Culley(16)	220,233	*	220,233	*	220,233	-
Amiad Solomon(17)	220,233	*	220,233	*	220,233	-
ARZ Chemicals International Trade Ltd.(18)	155,878	*	155,878	*	155,878	-
Total	109,781,376	-	15,232,243		98,792,668	-

* less than 1%.

1.	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

2.	As of December 20, 2022 all Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were converted into Common Stock.

3.	Assumes the sale of all shares being offered pursuant to this prospectus.

4.
Consists of 4,101,003 shares of Common Stock. Howard Rabner, Chief Financial Officer, has voting and dispositive power over our shares held by the selling stockholder Address: 901 Route 10, Whippany, NJ 07981.

5.
Includes 468,560 shares of Common Stock issued in connection with a debt forgiveness agreement with the Company and 2,242,509 shares of Common Stock issued in connection with the Share Exchange Agreement, as amended, entered into by the selling stockholder. Address: 1 Haharuv St., Ramat Hasharon 4725343, Israel.

6.	Consists of 1,176,636. Address: 2 Elza St. Jerusalem, Israel.

7.	Beneficial ownership calculation includes Mr. Citron’s wife, Mrs. Sigalit Citron. Address: 19 Haim Bar-Lev St., Tel Aviv 5265368.

8.	Beneficial ownership calculation includes Mrs. Citron’s husband, Shimon Citron. Address: 19 Haim Bar-Lev St., Tel Aviv 5265368.

9.
Includes 1,585,682 shares of Common Stock issued in connection with a warrant exchange agreement, entered into by the selling stockholder. Paul Packer, a Managing Member of Globis Capital Partners, LP, has voting and dispositive power over our shares held by the selling stockholder. Address: 7100 W. Camino Real- Suite 302-48, Boca Raton, FL 33433.

10.	Consists of 780,934 shares of Common Stock issued in connection with an option exchange agreement, entered into by the selling stockholder. Address: 30 Pitum Haktoret 3, Efrat, Israel 9045830.

11.
Includes 616,654 shares of Common Stock issued in connection with a warrant exchange agreement, entered into by the selling stockholder. Paul Packer, a Managing Member of Globis International Investments LLC, has voting and dispositive power over our shares held by the selling stockholder. Address: 7100 W. Camino Real- Suite 302-48, Boca Raton, FL 33433.

12.	Beneficial ownership calculation includes shared vote beneficially held by Eyal Chomsky Holdings Ltd. Address: 50 Menachem Begin St., Tel Aviv 6777682.

13.	Beneficial ownership calculation includes shared vote beneficially held by Adler Chomsky Marketing Communications Ltd. Address: 50 Menachem Begin St., Tel Aviv 6777682.

14.
Consists of 385,461 shares of Common Stock. Amiad Solomon, a CEO and Owner of Zavit Holding, has voting and dispositive power over our shares held by the selling stockholder. Address: 14 Hameyasdim St., Kfar Adomim, Israel.

15.	Consists of 278,460 shares of Common Stock. Address: 73 Weizman St., Tel-Aviv, Israel 6215518.

16.	Consists of 220,233 shares of Common Stock issued in connection with a warrant exchange agreement, entered into by the selling stockholder. Address: 2153 Whisper Wind Lane, Encinitas, CA 92024.

17.	Includes 220,233 issued in connection with a warrant exchange agreement, entered into by the selling stockholder. Address: 14 Hameyasdim St., Kfar Adomim, Israel.

18.	Consists of 155,878 shares of Common Stock. Address: 27 Hareut St. Netanya, Israel 4256532.

We may require the Selling Stockholders to suspend the sales of the Common Stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in prospectus supplements from time to time, if and as required. Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

We are registering the securities issued to the Selling Stockholders to permit the resale of these securities by the holders thereof from time to time after the date of this prospectus, pursuant to the provisions of the Registration Rights Agreement. As used in this Prospectus, “Selling Stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other permitted transfer.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

As of the date of this prospectus, our Common Stock is subject to quotation on the OTC Pink operated by the OTC Markets Group, Inc. The Selling Shareholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $1.40 per share, representing the average of the high and low prices as reported on the OTC Markets on 18, 2022. If and when our common stock is regularly quoted on the OTCQB or listed on any national securities exchange or automated interdealer quotation system, the Selling Stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling Stockholders will pay no offering expenses, but all selling and other expenses incurred by the selling Stockholders will be paid by the selling Stockholders. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The Selling Stockholders may also sell securities short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the Selling Stockholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Act will be subject to the applicable prospectus delivery requirements of the Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Subject to the terms of the debt forgiveness agreements between the Company and the Selling Stockholders, the Company has no obligation to qualify the resale of any shares in any particular state.

There can be no assurance that any Selling Stockholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the securities pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of initial compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

We agreed to keep this prospectus effective until all of the shares have been sold pursuant to this prospectus or Rule 144 under the Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

Upon consummation of this offering, we will have 94,549,133 shares of our Common Stock outstanding (assuming the sale of all shares being offered pursuant to this prospectus). Of these shares, all shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, 77,232,049 shares will be deemed “restricted securities” under the Securities Act.

Lock-up Arrangements and Registration Rights

There are no current lock-up agreements of certain of our officers, our directors and the selling stockholders.

However, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Common Stock under federal securities laws. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.” There will not be any maximum cash penalties or additional penalties resulting from delays in registering our Common Stock associated with such registration rights. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities.

Following the lock-up periods described above, all of the shares of our Common Stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

The shares of our Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares of our Common Stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our Common Stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our Common Stock outstanding; or

•	the average weekly reported trading volume of our Common Stock for the four calendar weeks prior to the sale

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Shares of our Common Stock that are not subject to lock-up arrangements described above will be eligible for sale under Rule 144 immediately upon the closing.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our Common Stock that are restricted securities, will be entitled to freely sell such shares of our Common Stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our Common Stock that are restricted securities, will be entitled to freely sell such shares of our Common Stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, passed upon the validity of the shares of Common Stock that may be offered hereby.

EXPERTS

The financial statements of Artemis Therapeutics, Inc. as of December 31, 2022 appearing in this prospectus and related registration statement have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants, a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below.

We have filed a registration statement on Form S-1 under the Act with the SEC with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s website, which is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

Artemis Therapeutics Inc.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

U.S. DOLLARS IN THOUSANDS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Artemis Therapeutics Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Artemis Therapeutics Inc. (the "Company") as of December 31, 2022, and 2021, and the related consolidated statements of comprehensive income (loss), Changes in Stockholder’s Equity (Deficiency), and cash flows, for the two years ended December 31, 2022, and the related notes (collectively referred to as the "financial statements").

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the two years ended December 31, 2022, in conformity with the U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements the Company is in its early stages and has incurred substantial operating losses, these conditions raise substantial doubt about the company's ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-Based Compensation to Officer and Service Provider – Stock Options — Refer to Notes 8B to the consolidated financial statements

Critical Audit Matter Description

During the year ended December 31, 2022, the Company recorded stock options related compensation expense of $247 thousands, from issuance of options to service provider and officer. The fair value of these stock options management to make a number of assumptions, of which the most significant are the stock price, volatility and the expected option term.
Auditing the Company's accounting of stock-based options required auditor judgment due to the subjectivity of assumptions used to estimate the fair value of stock-based options granted.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the stock-based compensation included the following, among others:

•	We assessed the accuracy and completeness of the awards granted during the year by reading grant documents.

•	We evaluated the appropriateness of the valuation method used for the stock option grants.

•	We evaluated the significant assumptions used by management to calculate the fair value of stock options granted. Such evaluation included independent calculation of the expected volatility.

•	We developed an independent estimate of the fair value for all the grants during the year and compared it to the fair value used by management.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A firm in the Deloitte Global Network

Tel Aviv, Israel
March 30, 2023
We have served as the Company’s auditor since 2022.

Artemis Therapeutics Inc.
Consolidated Balance Sheets
(USD in thousands, except share data)

		December 31
	Note	2022	2021
		$	$
ASSETS

CURRENT ASSETS
Cash and cash equivalents		55	471
Trade receivables		14	-
Other receivables		27	20
Inventory	3	47	74
Total current assets		143	565

NON-CURRENT ASSETS:
Property and equipment, net	5	50	37
Operating lease right-of-use assets	7	37	55
Intangible assets, net	6	35	32
Total long-term assets		122	124

TOTAL ASSETS		265	689

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Short-term credit		86	97
Trade account payables		571	42
Short-term operating lease liabilities	7	19	19
Other account payables		328	102
Total current liabilities		1,004	260

NON-CURRENT LIABILITIES:
Long-term loan from a related party	9	236	239
Long-term operating lease liabilities	7	15	38
Other liabilities	6	36	32
Total long-term liabilities		287	309

Total liabilities		1,291	569

STOCKHOLDER’S EQUITY (DEFICIENCY):
Common stock of $0.01 par value – Authorized: 150,000,000, issue and outstanding 112,033,909 as of December 31, 2022 and 31,549,132 as of December 2021;	8	1,120	315
Series D Convertible Preferred stock, $0.01 par value - Authorized: 110,000 shares; issued and outstanding: 0 shares as of December 31, 2022 and 110,000 shares as December 31, 2021		-	1
Capital reserve from transaction with a major stockholder		37	15
Stock based compensation		182	-
Additional paid in capital		-	186
Accumulated deficit		(2,365)	(397)
Total Stockholders’ deficiency		(1,026)	120

Total liabilities and Stockholder’s equity (deficiency)		265	689

The accompanying notes are an integral part of the financial statements.

Artemis Therapeutics Inc.
Consolidated Statements of Comprehensive Income (Loss)
(USD in thousands, except per share data)

	Year ended December 31	Year ended December 31
	2022	2021
	$	$

Revenues	311	7
Costs of revenues	54	1

Gross profit	257	6

Operating expenses
Sales and marketing	664	66
General and administrative	952	230

Total operating expenses	1,616	296

Operating loss	(1,359)	(290)

Financial expenses/Income, net	4	(39)

Net Loss and Total Comprehensive Loss	(1,355)	(329)

Loss per share:
Basic and diluted net loss per share	(0.01)	(0.00)

Weighted average number of common stocks used in calculation of net loss per Common share:
Basic and diluted	57,058,283	26,139,289

The accompanying notes are an integral part of the financial statements.

Artemis Therapeutics Inc.

Consolidated Statements of Changes in Stockholder’s Equity (deficiency)

(USD in thousands, except share data)

	Common Shares		Preferred Stock D			Capital reserve from transaction with related parties	Additional Paid In Capital	Accumulated Deficit	Total
	Number	$	Number	$		$	$	$	$

Balance as of December 31, 2020	26,109,483	261	91,034	1		2	(261)	(68)	(65)
Issuance of Common Shares	5,439,650	54	18,966	(*	)		447		501
Transactions with shareholders (Note 6)						13			13
Net Loss								(329)	(329)
Balance as of December 31, 2021	31,549,132	315	110,000	1		15	186	(397)	120

(*) Represents an amount lower than 1 USD

	Common Shares		Preferred Stock A			Preferred Stock C			Preferred Stock D		Capital reserve from transaction with related parties	Share based compensation	Additional Paid in Capital	Accumulated deficit	Total
	Number	$	Number	$		Number	$		Number	$	$	$	$	$	$
Balance as of December 31, 2021	31,549,132	315							110,000	1	15	-	186	(397)	120
Stock based compensation on stock options granted to a service provider	2,242,509	23											42		65
Effect of reverse recapitalization transaction	11,333,764	113	453	(**	)	250	(**	)					(173)		(60)
Conversion of preferred A &C & D share of Common Stock	66,908,504	669	(453)	(**	)	(250)	(**	)	(110,000)	(1)			(55)	(613)	-
Share base compensation												182			182
Transactions with stockholders (Note 6)											22				22
Net Loss														(1,355)	(1,355)
Balance as of December 31, 2022	112,033,909	1,120	-	-		-	-		-	-	37	182	-	(2,365)	(1,026)

(**) Represents an amount lower than 1 USD

The accompanying notes are an integral part of the financial statements.

Artemis Therapeutics Inc.

Consolidated Statement of Cash Flows

(USD in thousands)

	Year ended December 31	Year ended December 31
	2022	2021
	$	$
Cash flows from operating activities:
Net loss	(1,355)	(329)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16	3
Share based compensation	182	-
Increase (decrease) in operating lease liabilities	(5)	2
Share-based to service provider	65	-
Increase in other liabilities	(2)	(* )
Exchange rate differences	(14)	-
Accrued interest from stockholder loans from a major stockholder	22	13
Increase in trade account receivable and other receivables	(16)	(15)
Increase in trade accounts payable and other accounts payable	690	121
Increase (decrease) in inventory	27	(74)

Net cash used in operating activities	(390)	(279)

Cash flows used in investing activities:
Purchase of property and equipment	(26)	(27)

Net cash used in investing activities	(26)	(27)

Cash flows provided by financing activities:
Short-term credit	-	96
Issuance of Common stock	-	501
Loan received from A major stockholder	-	177

Net cash provided by financing activities	-	774

Increase in cash and cash equivalents	(416)	468

Cash and cash equivalents at beginning of period	471	3

Cash and cash equivalents at end of period	55	471

Non-cash activities:

Intangible assets recognized with corresponding other liability	6	32
Reverse recapitalization effect on equity	(60)	-
Right-of-use asset recognized with corresponding lease liability	-	60
Purchase of property and equipment in credit	-	12

(*) Represents an amount lower than 1 USD

The accompanying notes are an integral part of the financial statements.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 1	-	DESCRIPTION OF BUSINESS AND GENERAL

Artemis Therapeutics Inc. (“the Company”) was originally incorporated under the laws of the State of Nevada, on April 22, 1997. Based on the lack of business activities since January 10, 2019, the Company was classified as a “shell” company as defined by the Securities and Exchange Commission (the “SEC”).

Following the completion of the transactions contemplated by the Share Exchange Agreement (as defined and detailed below), the Company is no longer classified as a “shell” Company.

On March 6, 2022, the Company entered into a Share Exchange Agreement, as amended on June 30, 2022 (the “Share Exchange Agreement”) with Manuka Ltd., and the shareholders of Manuka Ltd., a company incorporated in Israel and engaged in developing and manufacturing skincare products based on Mānuka honey and bee venom.

Pursuant to the terms of the Share Exchange Agreement, on June 30, 2022, the Company acquired 100% of the outstanding shares of Manuka Ltd. (the “Reverse Recapitalization Transaction”). Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of Manuka Ltd., the Company issued to the shareholders of Manuka Ltd. a total of 33,791,641 (including shares issued to service provider of 2,242,509) common stock and 110,000 preferred D shares, convertible into 66,000,000 shares of common stock of the Company, representing 89% of the total shares issued and outstanding after giving effect to the Reverse Recapitalization Transaction. As part of the Share Exchange Agreement, Manuka Ltd purchased the net liabilities of the Company in the amount of $60 thousand. As a result of the Reverse Recapitalization Transaction, Manuka Ltd. became a wholly owned subsidiary of the Company. As the shareholders of Manuka Ltd. received the largest ownership interest in the Company, Manuka Ltd. was determined to be the “accounting acquirer” in the reverse recapitalization. As a result, the historical financial statements of the Company were replaced with the financial statement of Manuka Ltd. for all periods presented, except for the adjustments to reflect the legal capital of the Company.

As of December 31, 2022, the term Company refers to Artemis Therapeutics Inc. as adjusted to reflect the financial statements of Manuka Ltd.

The number of shares included within these financial statements have been retroactively adjusted based on the equivalent number of shares received by the accounting acquirer in the Reverse Recapitalization Transaction.

The Company’s Common Stock is not listed on any national stock exchange but is quoted on the OTC Pink Market under the symbol “ATMS.”

The Company is at its early stages and has incurred substantial operating losses. There is uncertainty regarding the future of its operations. Moreover, the Company is thinly capitalized and have not yet generated cash from operations. Management expects the company to continue to generate substantial operating losses and to continue to fund its operations primarily through additional raises of capital. Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management’s plan includes raising funds from existing and potential investors. However, there is no assurance such funding will be available to the Company or that it will be obtained on terms favorable to the Company or will provide the Company with sufficient funds to meet its objectives. These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Accounting principles:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

B.	Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and accompanying notes and reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

C.	Functional currency:

The functional currency of the Company is the U.S dollar (“$” or “dollar”) since the dollar is the currency of the expected primary economic environment in which the Company is and would operate.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions reflected in the statement of operations, the exchange rates at transaction dates are used. Depreciation and other changes deriving from non-monetary items are based on historical exchange rates.

The resulting translation gains or losses are recorded as financial income or expenses, as appropriate.

D.	Cash and cash equivalents:

The Company considers all highly liquid investments, which include short-term bank deposits that are not restricted as to withdrawal or use and such deposits have a period to maturity which did not exceed three months at the time of investment, to be cash equivalents.

E.	Inventory:

Inventories are recorded at the lower cost or net realizable value. Cost is determined on a weighted average basis.

The Company periodically evaluates the inventory quantities on hand relative to historical and projected sales volumes, current and historical selling prices, and contractual obligations to maintain certain levels of products. Based on these evaluations, inventory write-offs are provided to cover risks arising from slow-moving items, discontinued products, excess inventories, and market prices lower than cost and adjusted revenue forecasts.

F.	Property and equipment:

These assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of each asset.

Annual rates of depreciation are as follows:

%

Computers and electronic equipment	33
Capitalization of website development costs	20
Office furniture and equipment	7

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.	Impairment of long-lived assets:

The Company's long-lived assets (assets group) to be held or used, including the right of use assets and intangible assets that are subject to amortization, are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, "Property, Plant, and Equipment" whenever events or changes in circumstances indicate that the carrying amount of a group of assets may not be recoverable. The recoverability of a group of assets to be held and used is measured by a comparison of the carrying amount of the group to the future undiscounted cash flows expected to be generated by the group. If such a group of assets is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Fair value is determined through various valuation techniques including discounted cash flow models and third‑party independent appraisals, as considered necessary. During the years ended December 2022 and 2021, the Company did not record any impairment charges attributable to long-lived assets.

H.	Basic and diluted net loss per share:

Basic loss per share is computed by dividing the net loss applicable to holders of Ordinary Shares by the weighted average number of shares of Ordinary Shares outstanding during the year per share is computed by dividing the net loss applicable to holders of Ordinary Shares by the weighted average number of Ordinary Shares outstanding plus the number of additional Ordinary Shares that would have been outstanding if all potentially dilutive Ordinary Shares had been issued, using the Treasury Shares Method, in accordance with ASC 260-10, "Earnings per Share".

I.	Income Tax:

Income taxes: The Company accounts for income taxes in accordance with ASC 740, "Income Taxes." This ASC prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value. The Company establishes reserves for uncertain tax positions based on an evaluation of whether the tax position is “more likely than not” to be sustained upon examination. The Company records interest and penalties pertaining to its uncertain tax positions in the financial statements as income tax expenses. As the Company is in an early stage, a valuation allowance was provided on any deferred tax assets. The Company has not recorded any liability for uncertain tax positions for the years ended December 31, 2022, and 2021.

J.	Revenue recognition:

The Company generates its revenues mainly from sales of skincare products. Revenues from the Company's contracts with customers are recognized using the five-step model in ASC 606, "Revenue from Contracts with Customers." At first, the Company determines if an agreement with a customer is considered to be a contract to the extent it has a commercial substance, it is approved in writing by both parties, all rights and obligations including payment terms are identifiable, and the agreement between the parties creates enforceable rights and obligations, and collectability in exchange for goods that will be transferred to the customer is considered as probable. The Company then assesses the transaction price for a contract in order to determine the consideration the Company expects to receive for satisfying the performance obligations called for in the contract, which generally includes only one performance obligation.

Revenues for performance obligations are recognized at the point in time when control is transferred to the customer (which is generally upon delivery) and include mainly revenues from the sales of the skincare products.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)
K.	Concentration of credit risk:

The Company maintains an allowance based on a specific analysis of each customer account receivable’s aging, assessment of its related risk, and ability of the customer to make the required payment. In addition, in accordance with ASC 326, "Financial Instruments - Credit Losses,” an allowance is maintained for estimated forward-looking losses resulting from the possible inability of customers to make required payments (current expected losses). The amount of the allowance is determined principally on the basis of past collection experience and known financial factors regarding specific customers. Trade accounts receivables are written off against the allowance when it becomes evident that collection will not occur. Credit is extended to customers satisfying pre-defined credit criteria.

L.	Commitments and contingencies:

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

M.	Fair value measurements:

ASC 820, "Fair Value Measurement and Disclosure," clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Significant other observable inputs based on market data obtained from sources independent of the reporting entity.

Level 3 - Unobservable inputs which are supported by little or no market activity.

As of December 31, 2022 and 2021, the Company did not have any derivative instruments or other financial instruments, carried at fair value on a recurring or nonrecurring basis.

N.	Leases:

In accordance with ASC 842, “Leases,” the Company determines if an arrangement is a lease and the classification of that lease at inception based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether the Company obtains the right to substantially all the economic benefits from the use of the asset throughout the period, and (3) whether the Company has a right to direct the use of the asset.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

N.	Leases (Cont.):

Right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of remaining lease payments over the lease term. ROU assets are initially measured at amounts, which represent the discounted present value of the lease payments over the lease, plus any initial direct costs incurred. The lease liability is initially measured based on the discounted present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. The implicit rate within the operating leases is generally not reasonably determinable, therefore, the Company uses the Incremental Borrowing Rate (“IBR”) based on the information available at the commencement date in determining the present value of lease payments. The Company’s IBR is estimated to approximate the interest rate for collateralized borrowing with similar terms and payments and in economic environments where the leased asset is located.

Certain leases include options to extend or terminate the lease. An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain that the Company will exercise that option. An option to terminate is considered unless it is reasonably certain that the Company will not exercise the option.

O.	Stock-based compensation:

The Company accounts for stock-based compensation under Accounting Standard Codification 718, “Compensation - Stock Compensation” (“ASC 718”), which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors.

ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest (net of estimated forfeitures) is recognized as an expense over the requisite service periods in the Company’s statements of operations, based on the straight-line attribution method.

The Company estimates the fair value of a standard stock option granted through the Black-Scholes model. Management determined the fair value of a regular share at the time of granting the option in accordance with the share price on the day of grant. The option-pricing model requires a number of assumptions, the most significant of which: stock price, volatility, risk free interest rate, dividend yield and the expected option term.

P.	Impact of recently issued and adopted accounting standards:

In August 2020, the FASB issued ASU 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40)-Accounting for Convertible Instruments and Contracts in an Entity's Own Equity” (“ASU 2020-06”). ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under the U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. It also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021. This update did not have a material impact on the Company's financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815- 40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 2	-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

P.	Impact of recently issued and adopted accounting standards (Cont.):

Written Call Options.” This update did not have a material impact on the Company's financial statements.

Q.	New accounting pronouncements not yet effective:

On December 21, 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. When the FASB issued ASU No. 2020-04 in 2020, the Board included a sunset provision within Topic 848 based on the expectation that LIBOR would cease being published on December 31, 2021 and thus, the board set a sunset provision date for December 31, 2022 - 12 months after the expected cessation date of LIBOR. However, in March 2021, the Board accounted the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of LIBOR would be June 30, 2023, which is beyond the previously established sunset provision date of December 31. 2022. Therefore, the amendments in ASU 2022-06 address this, and defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. The amendments in ASU 2022-06 apply to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for all entities upon issuance of this update. The Company expects that this update, will not have a significant impact on the Company’s consolidated financial statements.

NOTE 3	-	INVENTORIES

	December 31,
	2022	2021

Raw materials	24	32
Finished goods	23	42
	47	74

The company recorded inventory write-offs during the years that ended on December 31, 2022 and 2021 were $9 thousands, and $0 respectively.

NOTE 4	-	COMMITMENTS AND CONTINGENT LIABILITIES

The Company's skincare products are manufactured in Israel by a sole manufacturer, Waitemata Honey Co. Ltd. (the “Vendor” or “Waitemata Honey”) with Mānuka honey ingredients. The Company imports Mānuka honey from its supplier in New Zealand. Pursuant to the agreement with the New Zealand supplier in July 2021, on February 28, 2022, the Company was granted an import license from the Israeli Ministry of Health, the“MoH” and the “MoH License,” which allows it to import Mānuka honey from Waitemata Honey.

The skincare product formulas are the intellectual property of the Company, pursuant to an agreement signed by the Company and the Vendor on December 14, 2021 (the “Formula Agreement”).

Pursuant to the Formula Agreement, the Vendor was granted exclusivity as the manufacturer of the Company's cosmetic products. The Company is entitled at any time to replace the Vendor as the sole manufacturer. If the Company so decides it will have to pay the Vendor approximately US$ 6,000 (NIS 20,000), linked to the Israeli CPI, for each formula for which the manufacturer was replaced.

The Formula Agreement is for the manufacturing of six formulas of cosmetic materials production and the rights to purchase these formulas with a term of 10 years.

The Company accounted for the Formula Agreement as the acquisition of the IP associated with the development of the formulas in consideration of granting exclusivity rights. The Company recorded an intangible asset in the amount of US$ 36 thousands (NIS 120 thousand), amortized over the term of the contract with a corresponding liability in the same amount for the exclusivity liability.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 5	-	PROPERTY AND EQUIPMENT, NET

	December 31,
	2022	2021
Cost:

Computers and electronic equipment	11	6
Capitalization of website development costs	55	34
	66	40
Accumulated depreciation:
Computers and electronic equipment	(4)	(1)
Capitalization of website development costs	(12)	(3)
	(16)	(4)

Depreciated cost	50	36

Depreciation expense for the years ended December 31, 2022 and 2021 were $12 thousands, and $3 respectively.

NOTE 6	-	INTANGIBLES, NET

The gross book value, accumulated amortization, and amortization periods of intangible assets are as follows:

	December 31, 2022
	Estimated Useful Life (in years)	Gross Book Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life (in years)

Acquisition of IP	10	39	4	35	9

	December 31, 2021
	Estimated Useful Life (in years)	Gross Book Value	Accumulated Amortization	Net Book Value	Weighted Average Remaining Useful Life (in years)

Acquisition of IP	10	32	-	32	10

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 7	-	LEASES

On August 10, 2021, the Company entered into an operating lease agreement for its office. The Company signed a new agreement for its current office and manufacturing facilities lease, which originally was to end in 2022. The lease agreement is for one year starting in October 2021 with two options to extend the lease by an additional one year for each option until September 30, 2024. On October 1, 2022, the company exercised the first option to extend the lease for another year and the company is reasonably certain that it will exercise its additional option starting in October 2023.

The components of operating lease costs were as follows:

	December 31,
	2022	2021

Operating lease cost	21	6
Total lease costs	21	6

a.	Supplemental balance sheet information related to operating leases is as follows:

	December 31,
	2022	2021

Operating lease ROU assets	37	55
Operating lease liabilities, current	19	19
Operating lease liabilities, long-term	15	38
Weighted average remaining lease term (in years)	1.75	2.75
Weighted average discount rate	7.85%	7.85%

b.	Future lease payments under operating leases as of December 31, 2022, are as follows:
December 31,
2022

2023	21
2024	15
Total undiscounted lease payments	36
Less: imputed interest	(2)
Present value of lease liabilities	34

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 8	-	SHAREHOLDERS' EQUITY

A.	Stockholders’ Rights:

Shares of common stock confer upon their holders the right to receive notice to participate and vote in general meetings of stockholders of the Company, the right to receive dividends, if declared, and the right to receive a distribution of any surplus of assets upon liquidation of the Company. Shares of common stock confer upon their holders the right to receive notice to participate and vote in general meetings of stockholders of the Company, the right to receive dividends, if declared, and the right to receive a distribution of any surplus of assets upon liquidation of the Company.

B.	Issuance of Shares:

On December 20, 2021, the Company entered into a securities purchase agreement (the “SPA”) with certain investors. Pursuant to the SPA, the Company agreed to sell 5,439,650 shares of common stock and 18,966 Series D Convertible Preferred Stock to the investors for aggregate consideration of $500 thousands following the consummation of the transactions contemplated by the investor’s holdings of the Company, representing 17.24% of the issued capital of the Company on a fully diluted basis.

As detailed in Note 1, as part of the Recapitalization Transaction on June 30, 2022, the Company issued 33,791,641 shares of common stock and 110,000 shares that were designated as Series D Convertible Preferred Stock in exchange for approximately 89% of the issued and outstanding ordinary shares and all the preferred shares of Manuka Ltd. The number of shares prior to the Recapitalization Transaction have been retroactively adjusted based on the equivalent number of shares received by the accounting acquirer in the Recapitalization Transaction.

On July 25, 2022, the Company increased its authorized capital stock to 150,000,000 shares of capital stock, par value $0.01 per share, of which 200,000 shares are "blank check" preferred stock, par value $0.01 per share, of which (i) 1,000 were designated as Series A Convertible Preferred Stock (of which 453 were issued and subsequently converted into shares of common stock on October 18, 2022, (ii) 250 were designated as Series C Convertible Preferred Stock (of which 250 were issued and subsequently converted into shares of common stock on October 18, 2022), and (iii) 110,000 shares were designated as Series D Convertible Preferred Stock (of which 110,000 were issued and subsequently converted into 66,000,000 shares of common stock on September 20, 2022).

C.	Preferred Stock:

The Series A Convertible Preferred shares conferred upon their holders the right to receive dividends when paid to holders of common stock of the Company on an as-converted basis, and the right to receive a distribution of any surplus of assets upon liquidation of the Company before any distribution or payment shall be made to the holders of any junior securities. Each share of Series A Convertible Preferred was convertible into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. Each share of the Series A Preferred had a par value of $0.01 per share and were convertible into 1,453.65 shares of Common Stock.

All of the Series A Convertible Preferred shares were converted into shares of common stock on October 18, 2022.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 8	-	SHAREHOLDERS' EQUITY (Cont.):

The Series C Convertible Preferred shares conferred upon their holders the right to receive dividends when paid to holders of common stock of the Company on an as-converted basis and the right to receive a distribution of any surplus of assets upon liquidation of the Company before any distribution or payment shall be made to the holders of any junior securities. Each share of Series C convertible Preferred was convertible into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. Each share of the Series C Preferred has a par value of $0.01 per share and were convertible into 1,000 shares of Common Stock.

All of the Series C Convertible Preferred shares were converted into shares of common stock on October 18, 2022.

The Series D Convertible Preferred Shares conferred upon their holders the right receive notice to participate and vote in general meetings of stockholders of the Company on an as converted basis, the right to receive dividends when paid to holders of common stock of the Company on an as-converted basis and the right to receive a distribution of any surplus of assets upon liquidation of the Company before any distribution or payment shall be made to the holders of any junior securities. Each share of Series D Convertible Preferred Shares was convertible into that number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price. Each share of the Series D Preferred Shares has a par value of $0.01 per share and were convertible into 600 shares of Common Stock.

All of the110,000 shares Series D Convertible Preferred shares were converted into shares of common stock on September 20, 2022.

D.	Stock Option:

On January 19, 2022, the Company entered into an agreement with a services provider according to which the Company granted the services provider options to purchase 2.25% of the Company’s issued and outstanding Common Stock with exercise price equal to the par value of the shares. The stock option will be fully exercisable a moment before the closing date of the Share Exchange Agreement and can be exercised no later than the closing date. On June 30, 2022, the services provider exercised the stock option and as a result of the Share Exchange Agreement was issued 2,242,509 common stock of the Company.

In July 2022, the Company granted 370,014 stock options to one of her officers, with an exercise price per share of $0.0624 for a vesting period of 36 months commencing on April 1, 2022, with one third (1/3) of the total number of options vesting on the first anniversary of the Start Date (the “Cliff Date”) and one twelfth (1/12) of the options vesting every three months following the Cliff Date.

The Company recognized compensation expenses in the amount of $182 thousands, included in General and administrative Expenses.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 9	-	RELATED PARTY BALANCES AND TRANSACTIONS

During 2020 and 2021 the founder of the Company provided the Company with several loans at an aggregate amount of $236 thousands as of December 31, 2022. The loans bear no interest and are linked to the Israeli Consumer Prices Index (“CPI”). The repayment date has not been determined.

The Company considered whether the loans the Company received from its founder is beneficial and hence such benefit should be recorded in capital reserve from the transaction with A major stockholder.

The Company estimated the value of the benefit as the difference between the interest rate stipulated in the contract and the interest rate commensurate with such loans expected in an arms-length.

transaction (inclusive adjustment to the size of the loan and the fact that it is unsecured, which the Company's management considers being the best estimate of the Company’s interest rate close to the date of receiving loans from the shareholders). Accordingly, as a result of the fact that the founder’s loan bears no interest and with no maturity date, the benefit is determined each year at the beginning of the year, as the discount of the loans at the effective interest rate (determined above) determined to be approximately 8.85%. The benefit for the years ended December 31, 2021, and 2022 were US$13 thousands and US$ 22 thousands respectively.

a.	Balances with related parties:

	December 31,
	2022	2021

Long-term Loan from A major stockholder	236	239
Trade accounts payable (*)	433	-

b.	Transactions with related parties:

	December 31,	December 31,
	2022	2021

Management fees to a major stockholder	34	49
Sales and marketing (*)	425	-
Interest on loans from a major stockholder	22	13
Stockholder’s Salaries	98	-

(*) refer to marketing services provided by one of the Company’s stockholders.

Artemis Therapeutics Inc.
Notes to the financial statement
(USD in thousands)

NOTE 10	-	TAX ON INCOME

A.	Tax rates applicable to the income of the Israeli companies:

Manuka is taxed according to Israeli tax laws.

The Israeli corporate tax rate from the year 2018 and onwards is 23%.

B.	As of December 31, 2022, the Company had total net operating losses in Israel of approximately $2,309 thousand, which may be carried forward and offset against taxable income in the future.

C.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

D.

	December 31
	2022	2021
	Thousands U.S. $
Operating loss carryforward	1,455	361

Net deferred tax asset before valuation allowance	335	85
Valuation allowance	(335)	(85)
Net deferred tax asset	-	-

As of December 31, 2022, the Company has provided a full valuation allowance of $335 thousands in respect of deferred tax assets resulting from tax loss carryforward and other temporary differences. Management currently believes that because the Company has a history of losses, it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

E.	Available Carryforwards tax losses:

As of December 31, 2022, the Company has an accumulated tax loss carryforward of approximately $1,455 thousands. Carryforward tax losses in Israel are of unlimited duration.

F.
The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

ARTEMIS THERAPEUTICS, INC.

Up to 15,232,243 Shares of Common Stock

PROSPECTUS

_____________, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (which we refer to as the DGCL) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

Our certificate of incorporation authorizes the issuance of up to 200,000 shares of preferred stock and our Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of our certificate of incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of us, may discourage bids for the Common Stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders of the Common Stock.

Although we have no present intention to issue any additional shares of our preferred stock, we may do so in the future. The board of directors of a Delaware corporation may issue rights, options, warrants or other convertible securities, or rights entitling its holders to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the board of directors. Our Board of Directors is free, subject to their fiduciary duties to stockholders, to structure the issuance or exercise of the rights in a manner which may exclude significant stockholders from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing contained in our certificate of incorporation will prohibit our Board of Directors from using these types of rights in this manner.

Our current executive officer of the Company holds approximately 72% of the voting power of our outstanding shares. This person has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. As such, our executive officer has the power to prevent or cause a change in control; therefore, without their consent we could be prevented from entering into transactions that could be beneficial to us. The interests of our executive officer may give rise to a conflict of interest with the Company and the Company’s shareholders.

We are subject to the provisions of Section 203 of the GCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following

•
prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

Set forth below are the sales of all securities by the Company in the last three years, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Act in reliance on Section 4(a)(2) of the Act, Rule 701 and/or Regulation S under the Securities Act.

On December 21, 2021, Manuka entered into SPA with the Chomsky Group, pursuant to which Manuka agreed to sell 15,656 of its Ordinary Shares to Adler for aggregate consideration of $375,024 and 5,208 Ordinary Shares to Eyal for aggregate consideration of $124,992. Following the consummation of the transactions contemplated by the SPA, Adler and Eyal’s equity holdings of Manuka represented 17.24% of the issued capital of Manuka, on a fully diluted basis. In addition, pursuant to the SPA, Manuka is entitled to sell an additional 4,166 Ordinary Shares to any third party to complement a total investment of $600,000, providing however that these additional shares shall be sold pursuant to the same terms as the allotted shares in the SPA. Pursuant to the SPA, in the event that Manuka issues to any entity shares, options or other securities converted into shares, at a price per share of less than $24 (the “Reduced Price”), Manuka shall make to Chomsky Group whole in a way of additional issuance of shares such that the Chomsky Group has effectively paid the Reduced Price. Such right shall expire once the Manuka has raised, an aggregate of, at least $1,000,000. In the event that the Manuka shall issue to any other party shares with senior rights to the rights of the shares issued to Chomsky Group (“Senior Rights”), then the shares issued to Chomsky Group shall be converted to the same Senior Rights, on the date the Company issues such Preferred Shares. Such right shall expire once Manuka has raised, an aggregate of, at least $1,000,000.

On March 6, 2022, we signed a Share Exchange Agreement, as amended, with Manuka, pursuant to which Manuka became our wholly owned subsidiary. Following the Closing Date, we adopted the business of Manuka. Pursuant to the terms of the Share Exchange Agreement, we acquired all of the Manuka Shares from Manuka’s shareholders in exchange for an aggregate amount of 33,791,641 shares of our Common Stock of and 110,000 shares of our Series D Preferred stock (convertible into 66,000,000 shares of our Common Stock), such that Manuka’s shareholders held, immediately following the closing, eighty-nine percent (89%) of our issued and outstanding share capital (including and assuming the full conversion of the Series D Preferred stock).

In addition, on June 30, 2022, we entered into various debt forgiveness agreements with various existing stockholders, including Tonak Ltd. (formerly our largest shareholder), for the forgiveness of an aggregate of $306,117 in outstanding debt in exchange for the issuance of 3,031,567 shares of our Common Stock. On June 30, 2022, we entered into various warrant exchange agreements for the exchange of certain warrants to purchase shares of our Common Stock, originally issued in October 2017, in exchange for an aggregate of 2,342,802 shares of our Common Stock. On June 30, 2022, we entered into several debt forgiveness agreement and warrant exchange agreements, including: (i) a debt forgiveness agreement with Cutter Mill Capital LLC, pursuant to which we agreed to issue 894,169 shares of our Common Stock. We also agreed to register all such shares of Common Stock issued to Cutter Mill Capital, within the earlier of 60 days following the closing date of the Share Exchange Agreement (provided, however that in the event we have not cleared comments with the SEC with respect to this filing relating to the transactions contemplated by the Share Exchange Agreement, such date shall be 90 days following the date if the agreement) and the date that we file its next registration statement, and agreed to obtain effectiveness within 90 days (or 120 days in the event of a full review by the SEC); (ii) a debt forgiveness agreement with Tonak Ltd., pursuant to which we agreed to issue 1,573,582 shares of our Common Stock; (iii) a debt forgiveness agreement with Hadasit Medical Research Services and Development Ltd., pursuant to which we agreed to issue 95,256 shares of our Common Stock; (iv) warrant exchange agreements with Globis Capital Partners, LP and Globis International Investments LLC, pursuant to which we agreed to issue 1,585,682 and 616,654 shares of our Common Stock, respectively; (v) warrant exchange agreements with Brian M. Culley and Amiad Solomon, pursuant to which we agreed to issue to each 220,233 shares of our Common Stock; and (vi) an option exchange agreement with Chanan Morris, pursuant to which we agreed to issue to each 780,934 shares of our Common Stock.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

3.1*
Articles of Incorporation of the Company, as amended (previously filed as Exhibit 3.1 to our Form 10-SB filed with the SEC on June 10, 1998; Exhibits 3.1 and 3.2 to our Current Report on Form 8-K filed with the SEC on November 8, 2002; Exhibit 4 to our Current Report on Form 8-K filed with the SEC on July 22, 2003; and Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on September 24, 2010).

3.2*	Certificate of Amendment, dated September 8, 2022 (previously filed as exhibit 3.1 to our Current Report Form 8-K with the SEC on September 9, 2022).
3.3*	Bylaws of the Company (previously filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on July 22, 2003).
3.4*	Amendment to the Bylaws of the Company (previously filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on April 4, 2008).
4.1*	Certificate of Designation of Series D Convertible Preferred Stock (previously filed as Exhibit 4.1 to Current Report 8-K on July 5, 2022).
5.1*	Opinion of Sullivan & Worcester LLP.
10.1*
Share Exchange Agreement by and between Artemis Therapeutics, Inc., Manuka Ltd., an Israeli company and the shareholders of Manuka Ltd., dated March 6, 2022 (previously filed as exhibit 10.1 to our Form 10-Q with the SEC on May 23, 2022).

10.2*^
First Amendment to the Share Exchange Agreement by and between Artemis Therapeutics, Inc., Manuka Ltd., an Israeli company and the shareholders of Manuka Ltd., dated June 30, 2022 (previously filed as Exhibit 10.2 to Current Report 8-K on July 5, 2022).

10.3*^	Supply Agreement between Manuka Ltd. and Waitemata Honey Co. Ltd., dated July 20, 2021 (previously filed as Exhibit 10.3 to Current Report 8-K on July 5, 2022).
10.4*^	English Translation of Agreement between Manuka Ltd. and Chic Cosmetic Industries 1987 Ltd., dated December 14, 2021 (previously filed as Exhibit 10.4 to Current Report 8-K on July 5, 2022).
10.5*	English Translation of Import License from the Israeli Ministry of Health, dated February 28, 2022 (previously filed as Exhibit 10.5 to Current Report 8-K on July 5, 2022).
10.6*	Form of Warrant Exchange Agreement, previously filed as Exhibit 10.6 to Current Report 8-K on July 5, 2022.
10.7*	Form of Debt Forgiveness Agreement, previously filed as Exhibit 10.7 to Current Report 8-K on July 5, 2022.
10.8*	Form of Indemnification Agreement
10.9*^	Personal Employment Agreement between Manuka Ltd. and Shimon Citron, dated April 13, 2022.
10.10*	Service Agreement, dated as of July 26, 2022, by and between the Company and David Dana (previously filed as Exhibit 10.1 to Current Report 8-K on August 2, 2022).
21.1*	List of Subsidiaries (previously filed as Exhibit 21.1 to Current Report 8-K on July 5, 2022).
23.1*	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a firm in the Deloitte Global Network, an independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
101.1
The following materials from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 formatted in Inline XBRL (eXtensible Business Reporting Language): (i) the Interim Condensed Consolidated Balance Sheets, (ii) the Interim Condensed Consolidated Statements of Comprehensive Loss, (iii) the Condensed Consolidated Statements of Stockholders Equity, (iv) the Interim Condensed Consolidated Statements of Cash Flows and (v) related notes to these financial statements, tagged as blocks of text and in detail.**

101.3
The following materials from the Registrant, formatted in XBRL (Extensible Business Reporting Language): (i) Balance Sheets as of December 31, 2022 and 2021, (ii) Statements of Comprehensive Loss for the years ended December 31, 2022 and 2021, (iii) Statements of Changes in Stockholders Equity for the years ended December 31, 2022 and 2021, (iv) Statements of Cash Flows for the years ended December 31, 2022 and 2021, and (v) related notes to these financial statements, tagged as blocks of text and in detail.**

107*	Filing Fee table

^
Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*	Previously filed.

ITEM 17.          UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petach Tikva, Israel, on the 12th day of May 2023.

ARTEMIS THERAPEUTICS, INC.

By:	/ s / Shimon Citron
	Name:	Simon Citron
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/ s / Shimon Citron	Chief Executive Officer and Director	May 12, 2023
Shimon Citron	(Principal Executive Officer)

/s/ David Dana	Chief Financial Officer	May 12, 2023
David Dana	(Principal Financial and Accounting Officer)